Exhibit 10.1
MYERS INDUSTRIES, INC,
THE FOREIGN SUBSIDIARY BORROWERS,
THIRD AMENDED AND RESTATED LOAN AGREEMENT
dated as of November 19, 2010
THE LENDERS PARTY HERETO
and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent
KEYBANK NATIONAL ASSOCIATION,
as Syndication Agent
RBS CITIZENS, N.A. and U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agents
J.P. MORGAN SECURITIES LLC and KEY BANC CAPITAL MARKETS INC.,
as Joint Bookrunners and Joint Lead Arrangers

TABLE OF CONTENTS

ARTICLE I — DEFINITIONS	5
1.1. Defined Terms	5
1.2 Rules of Construction	25
1.3 Accounting Terms; GAAP	26

ARTICLE II — THE CREDITS	27
2.1. Commitments	27
2.2. Repayment of Loans; Evidence of Debt	29
2.3. Procedures for Borrowing	29
2.4. Termination or Reduction of Commitments	30
2.5. Facility and Administrative Agent Fees	30
2.6. Optional Principal Payments on All Loans	31
2.7. Conversion and Continuation of Outstanding Advances	31
2.8. Interest Rates, Interest Payment Dates; Interest and Fee Basis	32
2.9. Rates Applicable After Default	33
2.10. Pro Rata Payment, Method of Payment	34
2.11. Telephonic Notices	34
2.12. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	35
2.13. Lending Installations	35
2.14. Non-Receipt of Funds by the Administrative Agent	35
2.15. Facility Letters of Credit	35
2.15.1 Obligation to Issue	35
2.15.2. Conditions for Issuance	35
2.15.3. Procedure for Issuance of Facility Letters of Credit	36
2.15.4. Reimbursement Obligations	37
2.15.5. Participation	37
2.15.6 Compensation for Facility Letters of Credit	39
2.15.7 Letter of Credit Collateral Account	39
2.15.8 Nature of Obligations	39
2.16. Swing Loans	40
2.17. Defaulting Lenders	41
2.18. Collateral Security; Further Assistance	43
2.19. Optional Increase in Commitments	44
2.20. Amendment and Restatement	46

ARTICLE III — CHANGE IN CIRCUMSTANCES, TAXES	47
3.1. Yield Protection	47
3.2. Changes in Capital Adequacy Regulations	47
3.3. Availability of Types of Advances	48
3.4. Funding Indemnification	48
3.5. Lender Statements; Survival of Indemnity	48
3.6. Taxes	49
3.7. Substitution of Lender	51

i

ARTICLE IV — CONDITIONS PRECEDENT	52
4.1 Closing Conditions	52
4.2 Each Advance	53

ARTICLE V — REPRESENTATIONS AND WARRANTIES	54
5.1. Corporate Existence and Standing	54
5.2. Authorization and Validity	54
5.3. No Conflict; Government Consent	54
5.4. Financial Statements	54
5.5. Material Adverse Change	54
5.6. Taxes	54
5.7. Litigation and Contingent Obligations	55
5.8. Subsidiaries	55
5.9. ERISA	55
5.10. Accuracy of Information	55
5.11. Regulations T, U and X	55
5.12. Material Agreements	55
5.13. Compliance With Laws	56
5.14. Plan Assets; Prohibited Transactions	56
5.15. Environmental Matters	56
5.16. Investment Company Act	56
5.17. Foreign Subsidiary Borrowers	56
5.18. Ownership of Properties	56
5.19. Solvency	57
5.20. Collateral Documents	57
5.21 Labor Controversies	57
5.22 Burdensome Obligations	57
5.23 Intellectual Property	57

ARTICLE VI — COVENANTS	58
6.1. Financial Reporting	58
6.2. Use of Proceeds	59
6.3. Notice of Default	59
6.4. Conduct of Business	59
6.5. Taxes	59
6.6. Insurance	59
6.7. Compliance with Laws	60
6.8. Maintenance of Properties	60
6.9. Inspection	60
6.10. Indebtedness	60
6.11. Merger	61
6.12. Sale of Assets	61
6.13. Investments and Acquisitions	62
6.14. Liens	63
6.15. Affiliates	64
6.16. Dividends	64
6.17. Amendments of and Payments on Indebtedness	64
6.18. Financial Contracts	64
6.19. Leverage Ratio	64
6.20. Interest Coverage Ratio	64
6.21. Negative Pledge Limitation	65
6.22. Additional Covenants	65
6.23. Capital Expenditures	65

ARTICLE VII — DEFAULTS	65

ARTICLE VIII — ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	67
8.1. Acceleration	67
8.2. Amendments	69
8.3. Equalization of Credit Exposure	70
8.4. Preservation of Rights	70

ARTICLE IX — GUARANTEE	71
9.1. Guarantee	71
9.2. No Subrogation	71
9.3. Amendments, etc. with respect to the Obligations; Waiver of Rights	72
9.4. Guarantee Absolute and Unconditional	72
9.5. Reinstatement	73
9.6. Payments	73

ARTICLE X — GENERAL PROVISIONS	73
10.1. Survival of Representations	73
10.2. Governmental Regulation	73
10.3. Taxes	73
10.4. Headings	73
10.5. Entire Agreement	74
10.6. Several Obligations; Benefits of this Agreement	74
10.7. Expenses; Indemnification	74
10.8. Numbers of Documents	75
10.09. Severability of Provisions	75
10.10. Nonliability of Lenders	75
10.11. Confidentiality	75
10.12. Nonreliance	76
10.13. USA Patriot Act Notification	76

ARTICLE XI — THE ADMINISTRATIVE AGENT	77

ARTICLE XII — SETOFF; ADJUSTMENTS AMONG LENDERS	80
12.1. Setoff	80
12.2. Ratable Payments	80

ARTICLE XIII — BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	80
13.1. Successors and Assigns	80
13.2. Participations	81
13.2.1 Permitted Participants; Effect	81
13.2.2. Voting Rights	81
13.2.3. Benefit of Setoff	81
13.3. Assignments	81
13.3.1. Permitted Assignments	81
13.3.2. Effect; Effective Date	82
13.4. Dissemination of Information	82
13.5. Tax Treatment	82

ARTICLE XIV — NOTICES	83
14.1. Notices; Effectiveness; Electronic Communication	83

ARTICLE XV — COUNTERPARTS	84

ARTICLE XVI -CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL, JUDGMENT CURRENCY	84
16.1. Choice of Law	84
16.2. Waiver of Jury Trial	84
16.3. Submission to Jurisdiction; Waivers	84
16.4. Acknowledgments	85
16.5. Power of Attorney	85
16.6. Judgment	85
EXHIBITS

EXHIBIT A — PRICING SCHEDULE

THIS THIRD AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”), dated as of November 19, 2010, is among MYERS INDUSTRIES, INC, an Ohio corporation (the “Company”), the FOREIGN SUBSIDIARY BORROWERS (as hereinafter defined) from time to time parties hereto (together with the Company, the “Borrowers”), the lenders from time to time parties hereto (the “Lenders”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent.
RECITALS
A. The Borrowers, the lenders party thereto (the “Existing Lenders”), and the Administrative Agent executed a Second Amended and Restated Loan Agreement dated October 26, 2006, which amended and restated an Amended and Restated Loan Agreement dated as of February 27, 2004, which amended and restated a Loan Agreement dated as of February 3, 1999 (as amended, the “Existing Loan Agreement”).
B. The Borrowers have requested that the Lenders and the Administrative Agent amend and restate the Existing Loan Agreement as herein provided, and the Lenders and the Administrative Agent are willing to amend and restate the Existing Loan Agreement on the terms and conditions herein set forth.
In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree that the Existing Loan Agreement is hereby amended and restated in its entirety as follows:
ARTICLE I
DEFINITIONS
1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Voting Stock of any Person.
“Activated Commitment” is defined in Section 2.1(e).
“Activated Non-Pro Rata Sub-Commitment” is defined in Section 2.1(e).
“Administrative Agent” means JPMCB in its capacity as contractual representative of the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.
“Advance” means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Loans or Facility Letters of Credit of the same Type and, in the case of Eurocurrency Loans and Eurodollar Loans, in the same Agreed Currency and for the same Interest Period, made by the Lenders on the same Borrowing Date (or converted or continued by the Lenders on the same date of conversion or continuation).

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of Voting Stock of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.
“Aggregate Activated Commitment” is defined in Section 2.1(e).
“Aggregate Activated Non-Pro Rata Sub-Commitment” is defined in Section 2.1(e).
“Aggregate Commitments” means, as at any date of determination, the aggregate amount, stated in U.S. Dollars, of the Commitments of all Lenders. As of the Effective Date, the Aggregate Commitments equal $180,000,000.
“Aggregate Credit Exposure” means, as at any date of determination, the aggregate Credit Exposure of all Lenders.
“Aggregate Non-Pro Rata Foreign Currency Credit Exposure” means, as at any date of determination, the aggregate Non-Pro Rata Foreign Currency Credit Exposure of all Non-Pro Rata Lenders.
“Aggregate Non-Pro Rata Sub-Commitments” means, as at any date of determination, the aggregate amount of the Non-Pro Rata Sub-Commitments of all Lenders.
“Aggregate Pro Rata Foreign Currency Credit Exposure” means, as at any date of determination, the aggregate Pro Rata Foreign Currency Credit Exposure of all Pro Rata Lenders.
“Agreed Currencies” means (i) U.S. Dollars and (ii) Agreed Foreign Currencies.
“Agreed Foreign Currencies” means (i) Agreed Pro Rata Foreign Currencies and (ii) Agreed Non-Pro Rata Foreign Currencies.
“Agreed Non-Pro Rata Foreign Currencies” means, so long as such currencies remain Eligible Currencies, any Eligible Currency agreed to by all Non-Pro Rata Lenders to a Non-Pro Rata Borrower as being an Agreed Non-Pro Rata Foreign Currency to be advanced hereunder to such Non-Pro Rata Borrower.
“Agreed Pro Rata Foreign Currencies” means, so long as such currencies remain Eligible Currencies, British Pounds Sterling, Canadian Dollars, Euros and any other Eligible Currency which is agreed to by all the Lenders as being an Agreed Pro Rata Foreign Currency to be advanced hereunder to a Pro Rata Borrower.
“Agreement” means this amended and restated loan agreement, as it may be amended or modified and in effect from time to time.
“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) the Prime Rate for such day, (b) the sum of the Federal Funds Effective Rate for such day plus 0.5% per annum, and (c) the sum of the One Month LIBOR Rate for such day plus 1.0% per annum or, when Alternate Base Rate is used in reference to any Advance denominated in Canadian Dollars, the sum of the One Month CDOR Rate for such day plus 1.0% per annum.

“Applicable Margin” means the amounts set forth in the Pricing Schedule on Exhibit A hereto.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means J.P. Morgan Securities LLC, a Delaware limited liability company, and its successors.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Assignment” is defined in Section 13.3.1.
“Authorized Officer” means, with respect to any Borrower, any of the chief executive officer, the chief operating officer, the chief financial officer or the treasurer of such Borrower or any Person designated by any of the foregoing in writing to the Administrative Agent from time to time to act on behalf of such Borrower, in each case, acting singly.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Borrowers” is defined in the preamble hereto.
“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.3, 2.7, 2.15 or 2.16 as a date on which a Borrower requests the Lenders to make Loans hereunder or, with respect to the issuance of any Facility Letter of Credit, the date the applicable Issuer issues such Facility Letter of Credit.
“British Pounds Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.
“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurocurrency or Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, London and New York for the conduct of substantially all of their commercial lending activities and on which dealings in the applicable Agreed Currency is carried on in the London interbank market (and a day upon which such clearing system as is determined by the Administrative Agent to be suitable for clearing or settlement of the applicable Agreed Currency is open for business and, if the Advances which are the subject of such borrowing, payment or rate selection are denominated in Euro, a day which is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open), and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, New York and, in the case of any Advance to a Canadian Borrower, Toronto, for the conduct of substantially all of their commercial lending activities.

“Canadian Borrower” means each Foreign Subsidiary Borrower from time to time designated by the Administrative Agent as a “Canadian Borrower”. As of the Effective Date, MYE Canada Operations Inc. is the sole Canadian Borrower.
“Canadian Dollar” and “C$” means the lawful currency of Canada.
“Capital Stock” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Equivalents” means (i) securities issued directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) U.S. Dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender or (y) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank, an “Approved Lender”), in each case with maturities of not more than 90 days from the date of acquisition, (iii) commercial paper issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 90 days after the date of acquisition, (iv) foreign Investments denominated in an Eligible Currency that are of similar type of, and that have a rating comparable to, any of the Investments referred to in the preceding clauses (i) through (iii) above, and (v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above.

“CDOR Rate” means, for the relevant Interest Period, the Canadian deposit offered rate which in turn means on any day the sum of: (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant interest period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swaps & Derivatives Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest), plus (b) 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian Dollars for the applicable Interest Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses with credit risk comparable to that of the Canadian Borrower, as applicable; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day.
“Change of Control” means (i) a majority of the members of the Board of Directors of the Company shall not be Continuing Directors; or (ii) any Person including a “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) which includes such Person, shall purchase or otherwise acquire, directly or indirectly, beneficial ownership of Voting Stock of the Company and, as a result of such purchase or acquisition, any such Person (together with its Affiliates), shall directly or indirectly beneficially own in the aggregate Voting Stock representing more than 20% of the combined voting power of the Company’s Voting Stock.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Collateral” means, collectively, the “Collateral” under and as defined in, and any other assets upon which a Lien has been granted by, the Pledge Agreements, the Guaranties or any other Collateral Document.
“Collateral Documents” means, collectively, the Guaranties, the Consent and Amendment of Collateral Documents, the Intercreditor Agreement, the Pledge Agreements, and all other agreements or documents granting or perfecting a Lien on any Collateral or guaranteeing the Obligations in favor of the Administrative Agent for the benefit of the Lenders at any time, as any of the foregoing may be amended or modified from time to time.
“Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Facility Letters of Credit and Swing Loans to, the Borrowers in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(a) or as otherwise established pursuant to Section 13.3, as such amount may be modified from time to time pursuant to this Agreement.
“Common Collateral” means the 65% of the Capital Stock of each Foreign Subsidiary directly owned by the Company or a Domestic Subsidiary and required to be pledged under Section 2.18(a) of this Agreement to secure the Obligations and under the Senior Note Documents to secure the Senior Note Obligations.
“Company” is defined in the preamble hereto.
“Condemnation” is defined in Section 7.8.
“Consent and Amendment of Collateral Documents” means the Consent and Amendment of Collateral Documents executed by the Borrowers and the Guarantors dated the date hereof and in connection herewith, in form and substance satisfactory to the Administrative Agent, as amended or modified from time to time.

“Consolidated Adjusted Net Worth” means, as of any date, the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of the Company and its Subsidiaries, minus the book value of Restricted Investments (as defined in the Senior Note Purchase Agreement in the form in effect on the date hereof) and minority interests in stock and surplus of Subsidiaries, and excluding non-cash foreign currency translation adjustments and the cumulative effect of any charges related to impairment of goodwill as required under SFAS No. 142 (ASC 350), all as determined in accordance with GAAP on a consolidated basis for the Company and its Subsidiaries.
“Consolidated Total Assets” means, as of any date, the total assets of the Company and its Subsidiaries, determined in accordance with GAAP.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guaranties, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract. The amount of any Contingent Obligation shall be equal to the amount of the obligation that is so guarantied or supported that is actually outstanding or otherwise due and payable from time to time, if a fixed and determinable amount or if there is no fixed or determinable amount, either (x) if a maximum amount is guaranteed, the maximum amount or (y) if there is no maximum amount the amount of the obligation that is so guarantied or supported.
“Continuing Directors” means individuals who at the beginning of any period of two consecutive calendar years constituted the board of directors of the Company, together with any new directors whose election by such board of directors or whose nomination for election was approved by a vote of at least two-thirds of the members of such board of directors then still in office who either were members of such board of directors at the beginning of such period or whose election or nomination for election was previously so approved.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Conversion/Continuation Notice” is defined in Section 2.7.1.
“Cost Rate” means is defined on Exhibit B hereto
“Credit Exposure” means as at any date of determination with respect to any Lender, the sum of the aggregate unpaid principal amount of such Lender’s Loans on such date and the amount of such Lender’s Pro Rata Share of the Facility Letter of Credit Obligations and Swing Loans on such date, all stated in U.S. Dollars.
“Credit Party” means the Administrative Agent, any Issuer or any other Lender.
“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Facility Letters of Credit or Swing Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Facility Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Designated Financial Officer” means, with respect to any Borrower, its chief financial officer or treasurer.
“Designation Date” is defined in Section 2.1(e).
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, or which is otherwise required to be classified as a liability under SFAS No. 150 (ASC 480-10) or under GAAP.
“Documentation Agents” means RBS Citizens, N.A. and U.S. Bank National Association, in their capacity as documentation agents for the Lenders hereunder.
“Domestic Subsidiary” means each present and future Subsidiary of the Company which is not a Foreign Subsidiary.
“EBITDA” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries for such period determined in conformity with GAAP, plus to the extent deducted in determining such net income, (a) income taxes, (b) Interest Expense, (c) non-recurring, non-cash charges and non-cash restructuring and impairment charges, (d) non-cash stock based compensation, (e) cash restructuring and impairment charges, provided that the amount added back under this clause (e) in determining EBITDA shall not exceed (x) $5,000,000 in the aggregate in any period of four consecutive fiscal quarters or (y) $10,000,000 in the aggregate for all periods used in determining EBITDA, and (f) depreciation and amortization expense, minus to the extent included in determining such net income, each of the following, without duplication: (i) the income of any Person (other than a Wholly-Owned Subsidiary of the Company) in which any Person other than the Company or any of its Subsidiaries has a joint interest or a partnership interest or other ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during such period, (ii) the income of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries, (iii) gains from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Company and its Subsidiaries, and related tax effects in accordance with GAAP, (iv) non-recurring, non-cash gains and non-cash restructuring and impairment gains, and (v) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Effective Date” means the date on which the conditions precedent set forth in Sections 4.1 and 4.2 are satisfied.
“Eligible Currency” means any currency other than U.S. Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) which is convertible into U.S. Dollars in the international interbank market and (v) as to which an Equivalent Amount may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or (z) in the determination of the Administrative Agent, an Equivalent Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and the Company, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Administrative Agent, the Borrower shall repay all Loans in such affected currency or convert such Loans into Loans in U.S. Dollars or another Agreed Currency, subject to the other terms set forth in Article II.
“Environmental Laws” means, with respect to the Company or any of its Subsidiaries, any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof, in each case, applicable to such Borrower or Guarantor or their respective Property.
“Equivalent Amount” of any currency with respect to any amount of U.S. Dollars at any date means the equivalent in such currency of such amount of U.S. Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.
“ERISA” means the Employee Retirement Income Security Act of l974, as amended from time to time, and any rule or regulation issued thereunder.
“Euro” and/or “EUR” means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.
“Eurocurrency Advance” means an Advance which bears interest at the Eurocurrency Rate.
“Eurocurrency Loan” means a Loan which bears interest at the Eurocurrency Rate.
“Eurocurrency Rate” means, with respect to a Eurocurrency Loan for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurocurrency Reference Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin.

“Eurocurrency Reference Rate” means, with respect to each Interest Period for a Foreign Currency Loan or a Loan in U.S. Dollars to any Foreign Subsidiary Borrower, the applicable British Bankers’ Association LIBOR rate for deposits in the applicable Agreed Foreign Currency as reported by any generally recognized financial information service selected by the Administrative Agent as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (or, in the case of Foreign Currency Loan denominated in British Pounds Sterling, on the first Business Day of such Interest Period), and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available, the applicable Eurocurrency Reference Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which JPMCB or one of its Affiliate banks offers to place deposits in the applicable currency with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (or, in the case of Foreign Currency Loan denominated in British Pounds Sterling, on the first Business Day of such Interest Period), in the approximate amount of JPMCB’s relevant Loan and having a maturity equal to such Interest Period, plus, in each case, the Cost Rate; provided, with respect to any Foreign Currency Loan denominated in Canadian Dollars, “Eurocurrency Reference Rate” shall mean the CDOR Rate.
“Eurodollar Advance” means an Advance which bears interest at a Eurodollar Rate.
“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which JPMCB or one of its Affiliate banks offers to place deposits in U.S. Dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of JPMCB’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.
“Eurodollar Loan” means a Loan which bears interest at a Eurodollar Rate.
“Eurodollar Rate” means, with respect to a Eurodollar Loan for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.
“Exchange Rate” means with respect to any non-U.S. Dollar currency on any date, the rate at which such currency may be exchanged into U.S. Dollars, as set forth on such date on the relevant Reuters currency page at or about 11:00 a.m., London time. In the event that such rate does not appear on any Reuters currency page, the “Exchange Rate” with respect to such non-U.S. Dollar currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such non-U.S. Dollar currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of U.S. Dollars with such non-U.S. Dollar currency, for delivery three Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Existing Facility Letters of Credit” means the letters of credit described on Schedule 1.1(b).
“Existing Lenders” is defined in the recitals to this Agreement.
“Existing Loan Agreement” is defined in the recitals to this Agreement.
“Exiting Lender” is defined in Section 2.20.
“Facility LC Disbursement” means a payment made by the applicable Issuer pursuant to a Facility Letter of Credit.
“Facility LC Exposure” of any Lender means, at any time, the amount of Facility Letter of Credit Obligations owing to such Lender at such time based on its Pro Rata Share of the total Facility Letter of Credit Obligations at such time.
“Facility Letter of Credit” means a Letter of Credit issued by an Issuer pursuant to Section 2.15, including without limitation the Existing Facility Letters of Credit.
“Facility Letter of Credit Obligations” means, as at the time of determination thereof, all liabilities, whether actual or contingent, of the Borrowers with respect to the Facility Letters of Credit, including the sum of (a) Reimbursement Obligations and, without duplication, (b) the aggregate undrawn face amount of the outstanding Facility Letters of Credit.
“Facility Termination Date” means the earlier to occur of (a) November 19, 2015 or (b) the date on which the Commitments are terminated pursuant to Article VIII.
“FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from taxes under such provisions).
“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Eastern Standard Time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion or, when used in connection with any Advance denominated in any Eligible Currency, “Federal Funds Effective Rate” means the correlative rate of interest with respect to such Eligible Currency as determined by the Administrative Agent in its sole discretion for such day.
“Financial Contract” of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (b) any Rate Hedging Agreement.
“Fixed Rate” means the Eurodollar Rate or the Eurocurrency Rate.

“Fixed Rate Advance” means an Advance which bears interest at a Fixed Rate.
“Fixed Rate Loan” means a Loan which bears interest at a Fixed Rate.
“Floating Rate” means, for any day, a rate per annum (based on a year of 365 or 366 days as appropriate) equal to the sum of (a) the Applicable Margin plus (b) the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.
“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.
“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.
“Foreign Currency Facility Letter of Credit” means any Letter of Credit denominated in an Agreed Foreign Currency.
“Foreign Currency Facility Letter of Credit Obligations” means Facility Letter of Credit Obligations with respect to Foreign Currency Facility Letters of Credit.
“Foreign Currency Loans” means Loans denominated in an Agreed Foreign Currency.
“Foreign Subsidiary” means each Subsidiary organized under the laws of a jurisdiction outside of the United States.
“Foreign Subsidiary Borrower” means each Foreign Subsidiary listed as a Foreign Subsidiary Borrower in Schedule 1.1(c) as amended from time to time in accordance with Section 8.2.2.
“Foreign Subsidiary Opinion” means with respect to any Foreign Subsidiary Borrower, a legal opinion of counsel to such Foreign Subsidiary Borrower addressed to the Administrative Agent and the Lenders concluding that such Foreign Subsidiary Borrower and the Loan Documents to which it is a party substantially comply with the matters listed on Exhibit C, with such assumptions, qualifications and deviations therefrom as the Administrative Agent shall approve.
“GAAP” means, subject to Section 1.3, generally accepted accounting principles as in effect from time to time in the United States, changing as and when such generally accepted accounting principles change, and applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.
“Governmental Authority” means any nation or government, any state, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantor” means (a) with respect to the Obligations of the Foreign Subsidiary Borrowers, the Company, each present and future Domestic Subsidiary of the Company required to execute a Guaranty pursuant hereto and each Subsidiary of such Foreign Subsidiary Borrower (unless such Foreign Subsidiary Borrower is prohibited from doing so by law) if requested by the Administrative Agent and (b) with respect to the Company, each present and future Domestic Subsidiary of the Company required to execute a Guaranty pursuant hereto and any other Person executing a Guaranty at any time, provided that Securitization Entities shall not be Guarantors.

“Guaranty” means, collectively, with respect to the Company, the guarantee contained in Article IX, and with respect to any other Guarantor (i) the Guaranty Agreement dated as of the date hereof in connection with this Agreement by each Domestic Subsidiary of the Company party thereto, as amended or modified from time to time, and (ii) any other guaranty or similar agreements in form and substance acceptable to the Administrative Agent entered into by any Guarantor at any time for the benefit of the Administrative Agent and the Lenders pursuant to this Agreement, as amended or modified from time to time.
“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money or similar obligations, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable and/or accrued expenses arising in the ordinary course of such Person’s business payable in accordance with customary practices), (c) obligations, whether or not assumed, secured by Liens on property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments (other than Financial Contracts), to the extent of the amounts actually borrowed, due, payable or drawn, as the case may be, (e) Capitalized Lease Obligations, (f) all obligations in respect of Letters of Credit, whether drawn or undrawn, contingent or otherwise, (g) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person, (h) all other indebtedness, obligations and liabilities incurred in connection with any asset securitizations, regardless of whether such indebtedness, obligations or other liabilities are recourse or non recourse to such Person and regardless of whether such indebtedness, obligations or other liabilities are required to be shown as a liability on the consolidated balance sheet of such Person in accordance with GAAP, (i) all obligations under any Disqualified Stock, and (j) Contingent Obligations with respect to any of the foregoing.
“Intercreditor Agreement” means the Intercreditor Agreement dated December 12, 2003 among the Company, the Guarantors, the Administrative Agent and the Senior Note Holders, as amended or modified from time to time.
“Interest Coverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) EBITDA to (b) Interest Expense, in each case calculated for the four consecutive fiscal quarters then ending, on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.
“Interest Expense” means, with respect to any period, the aggregate of all interest expense reported by the Company and its Subsidiaries in accordance with GAAP during such period, net of any interest income reported by the Company and its Subsidiaries during such period from Investments. As used in this definition, the term “interest” shall include, without limitation, all interest, fees and costs payable with respect to the obligations under this Agreement (other than fees and costs which may be capitalized as transaction costs in accordance with GAAP), any discount in respect of sales of accounts receivable and/or related contract rights and the interest portion of Capitalized Lease payments during such period, all as determined in accordance with GAAP.
“Interest Period” means, with respect to any Eurodollar Loan or Eurocurrency Loan:
(a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan or Eurocurrency Loan and ending one, two, three, or six months thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and
(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan or Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the relevant Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period pertaining to a Eurodollar Loan or Eurocurrency Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii) any Interest Period applicable to a Eurodollar Loan or Eurocurrency Loan that would otherwise extend beyond the Facility Termination Date, shall end on the Facility Termination Date; and
(iii) any Interest Period pertaining to a Eurodollar Loan or Eurocurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable and/or accrued expenses arising in the ordinary course of business payable in accordance with customary practices and loans to employees in the ordinary course of business) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person (other than Financial Contracts).
“Issuers” or “Issuer” means (i) JPMCB, and (ii) any Lending Installation of JPMCB as JPMCB may determine to be the issuer for any Facility Letter of Credit.
“JPMCB” means JPMorgan Chase Bank, National Association, a national banking association.
“JPMCB Canada” means JPMorgan Chase Bank, National Association, Toronto Branch, together with its Affiliates and successors and assigns.
“Joinder Agreement” means the Joinder Agreement to be entered into by each Foreign Subsidiary Borrower subsequent to the date hereof pursuant to Section 8.2.2, substantially in the form of Exhibit D hereto.
“Judgment Currency” is defined in Section 16.6.
“Lender Addition and Acknowledgement Agreement” means an agreement in substantially the form of Exhibit E hereto, with such changes thereto as approved by the Administrative Agent.
“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and, to the extent permitted by Section 13.3, assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or Affiliate of such Lender or the Administrative Agent, as the case may be.
“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
“Letter of Credit Collateral Account” is defined in Section 2.15.7.
“Leverage Ratio” means, as of any date, the ratio of (a) Total Debt at such date to (b) EBITDA, as calculated for the four most recently ended consecutive fiscal quarters of the Company.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, fixed or floating charge, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement), provided that the filing of financing statements solely with respect to, or other lien or claim solely on, any interest in accounts or notes receivable which are sold or otherwise transferred in a Permitted Securitization Transaction shall not be considered a Lien.
“Loan Documents” means this Agreement, the Notes, the Collateral Documents, any Rate Hedging Agreements with any Lenders or their Affiliates and the other agreements, certificates and other documents contemplated hereby or executed or delivered pursuant hereto by any Borrower or any Guarantor at any time with or in favor of the Administrative Agent or any Lender.
“Loan Party” means any Borrower or any Guarantor.
“Loans” means, with respect to a Lender, such Lender’s U.S. Loans, Pro Rata Foreign Currency Loans and Non-Pro Rata Foreign Currency Loans and, with respect to the Administrative Agent, Swing Loans.
“London Administrative Office” means the office of the Administrative Agent in London, England designated by the Administrative Agent from time to time as the London Administrative Office for purposes of this Agreement.
“Margin Stock” means margin stock as defined in Regulations T, U or X.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, (ii) the ability of any Borrower or Guarantor to pay the Obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a plan defined in Section 4001(a)(3) of ERISA to which the Company or any member of the Controlled Group has an obligation to contribute.
“New Term Loan” is defined in Section 2.19(b).
“Non-Excluded Taxes” is defined in Section 3.6.1.

“Non-Pro Rata Borrower” means, at any time, all Foreign Subsidiary Borrowers permitted to request Advances under Section 2.1(b) in Agreed Non-Pro Rata Currencies pursuant to a Non-Pro Rata Sub-Commitment.
“Non-Pro Rata Facility Letter of Credit” means any Letter of Credit denominated in an Agreed Non-Pro Rata Foreign Currency for the account of a Non-Pro Rata Borrower.
“Non-Pro Rata Facility Letter of Credit Obligations” means Facility Letter of Credit Obligations with respect to Non-Pro Rata Facility Letters of Credit.
“Non-Pro Rata Foreign Currency Credit Exposure” means as at any date of determination with respect to any Non-Pro Rata Lender, the sum of the aggregate unpaid principal amount of such Lender’s Non-Pro Rata Foreign Currency Loans on such date and the amount of such Lender’s Pro Rata Share of the Non-Pro Rata Foreign Currency Facility Letter of Credit Obligations and Non-Pro Rata Foreign Currency Swing Loans on such date, all stated in U.S. Dollars.
“Non-Pro Rata Foreign Currency Loans” means Loans denominated in an Agreed Non-Pro Rata Foreign Currency made to a Non-Pro Rata Borrower pursuant to Section 2.1(b).
“Non-Pro Rata Foreign Currency Swing Loans” means Swing Loans denominated in an Agreed Pro Rata Foreign Currency made to a Non-Pro Rata Borrower.
“Non-Pro Rata Lender” means each Lender with a Non-Pro Rata Sub-Commitment.
“Non-Pro Rata Sub-Commitment” means, for each Non-Pro Rata Lender, the obligation of such Lender to make Non-Pro Rata Loans to, and participate in Non-Pro Rata Facility Letters of Credit and Non-Pro Rata Swing Loans to, a Non-Pro Rata Borrower in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Non-Pro Rata Lender’s name in Schedule 1.1(a) for such Non-Pro Rata Borrower or as otherwise established pursuant to Section 13.3, as such amount may be modified from time to time pursuant to this Agreement.
“Note” is defined in Section 2.2.3.
“Obligations” means collectively, the unpaid principal of and interest on the Loans, all obligations and liabilities pursuant to the Facility Letters of Credit, all Rate Hedging Obligations and all other obligations and liabilities of each Borrower and each Guarantor to the Administrative Agent or the Lenders (including Affiliates of such Lenders in the case of Rate Hedging obligations) under this Agreement and the other Loan Documents (including, without limitation, interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower or any Guarantor, as the case may be, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by any Borrower or any Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Off-Balance Sheet Liability” of a Person means (i) any obligation under a sale and leaseback transaction which is not a Capitalized Lease Obligation, (ii) any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iii) the amount of obligations outstanding under the legal documents entered into as part of any asset securitization or similar transaction on any date of determination that would be characterized as principal if such asset securitization or similar transaction (including without limitation any Permitted Securitization Transaction) were structured as a secured lending transaction rather than as a purchase or (iv) any other transaction (excluding operating leases for purposes of this clause (iv)) which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, notwithstanding anything herein to the contrary, the outstanding amount of any Off-Balance Sheet Liability shall be calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to the Administrative Agent.
“One Month CDOR Rate” means, on any date, the quotient of (a) the CDOR Rate determined by the Administrative Agent on such date or, if such date is not a Business Day, on the immediately preceding Business Day, for a one (1) month Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such one month Interest Period.
“One Month LIBOR Rate” means, on any date, the quotient of (a) the Eurodollar Base Rate determined by the Administrative Agent on such date or, if such date is not a Business Day, on the immediately preceding Business Day, for dollar deposits with a maturity equal to one (1) month, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such one month interest period.
“Participants” is defined in Section 13.2.1.
“Payment Date” means the last Business Day of each month occurring after the Effective Date, commencing December 31, 2010.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Permitted Securitization Transaction” means any asset securitization transaction (i) by a Securitization Entity, (ii) which is sale or other transfer of an interest in accounts or notes receivable, and (iii) which is otherwise permitted by the terms of this Agreement and any other agreement binding on the Company or any of its Subsidiaries.
“Person” means any natural person, corporation, firm, joint venture, limited liability company, partnership, association, enterprise, company or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of the Controlled Group has any obligation to contribute to on or after the Effective Date.
“Pledge Agreements” means, collectively, the Pledge Agreement and Irrevocable Proxy dated as of January 31, 2009, given by the Company in favor of JPMCB, as collateral agent, as amended or modified from time to time, and any other pledge or similar agreements in form and substance acceptable to the Administrative Agent entered into by any Borrower or Guarantor at any time for the benefit of the Administrative Agent and the Lenders pursuant to this Agreement, as amended or modified from time to time.

“Prime Rate” means (a) with respect to Loans denominated in U.S. Dollars, the per annum rate announced or established by the Administrative Agent from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Administrative Agent to any of its customers), (b) with respect to Loans denominated in Canadian Dollars, the annual rate of interest announced from time to time by the Administrative Agent as being its reference rate then in effect for determining interest rates on Canadian Dollar-denominated commercial loans made by it in Canada plus 100 basis points (it being acknowledged that such reference rate may not necessarily be the lowest rate charged by JPMCB Canada to any of its customers) or (c) when used in connection with any Advance denominated in any Eligible Currency other than Canadian Dollars, the correlative floating rate of interest customarily applicable to similar extensions of credit to corporate borrowers denominated in such currency in the country of issue, as determined by the Administrative Agent, which Prime Rate shall change simultaneously with any change in such announced or established rates.
“Pro Rata Borrower” means, at any time, all Foreign Subsidiary Borrowers entitled to request Advances under Section 2.1(a) denominated in Agreed Pro Rata Foreign Currencies from all Lenders.
“Pro Rata Facility Letter of Credit” means any Letter of Credit denominated in an Agreed Pro Rata Foreign Currency for the account of a Pro Rata Borrower.
“Pro Rata Facility Letter of Credit Obligations” means Facility Letter of Credit Obligations with respect to Pro Rata Facility Letters of Credit.
“Pro Rata Foreign Currency Loans” means Loans denominated in an Agreed Pro Rata Foreign Currency made to a Pro Rata Borrower pursuant to Section 2.1(a).
“Pro Rata Foreign Currency Credit Exposure” means, as at any date of determination with respect to any Lender, the sum of the aggregate unpaid principal amount of such Lender’s Pro Rata Foreign Currency Loans on such date and the amount of such Lender’s Pro Rata Share of the Pro Rata Foreign Currency Facility Letter of Credit Obligations and Pro Rata Foreign Currency Swing Loans on such date, all stated in U.S. Dollars.
“Pro Rata Foreign Currency Swing Loans” means Swing Loans denominated in an Agreed Pro Rata Foreign Currency made to a Pro Rata Borrower.
“Pro Rata Share” means, for each Lender, the ratio of such Lender’s Commitment to the Aggregate Commitment, provided that (a) with respect to U.S. Loans, U.S. Facility Letters of Credit, U.S. Swing Loans, Pro Rata Foreign Currency Loans, Pro Rata Foreign Currency Facility Letters of Credit and Pro Rata Foreign Currency Swing Loans, Pro Rata Share means, for each Lender, the ratio that (x) such Lender’s Activated Commitment minus such Lender’s Activated Non-Pro Rata Sub-Commitments bears to (y) the Aggregate Activated Commitment minus the Aggregate Activated Non-Pro Rata Sub-Commitment, and (b) with respect to Non-Pro Rata Foreign Currency Loans, Non-Pro Rata Foreign Currency Facility Letters of Credit and Non-Pro Rata Foreign Currency Swing Loans to any Non-Pro Rata Borrower, Pro Rata Share means, for each Lender, the ratio such Lender’s Activated Non-Pro Rata Sub-Commitment with respect to such Non-Pro Rata Borrower bear to the Aggregate Activated Non-Pro Rata Sub-Commitment with respect to such Non-Pro Rata Borrower. If at any time the Commitments have been terminated, the amount of any Commitment for the purposes of this definition of “Pro Rata Share” only shall be deemed equal to the amount of such Commitment immediately prior to its termination.

“Property” of a Person means any and all property, whether real, personal, movable, immovable, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Purchasers” is defined in Section 13.3.1.
“Rate Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its Subsidiaries shall be a Rate Hedging Agreement.
“Rate Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Hedging Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.
“Reimbursement Obligations” means, at any time, the aggregate of the obligations of the Borrowers to the Lenders and the Issuers in respect of all unreimbursed payments or disbursements made by the Issuers and the Lenders under or in respect of the Facility Letters of Credit.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates (which includes without limitation, in the case of any Lender, any of its branches) and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of the Code or of ERISA shall be a Reportable Event regardless of the issuance of any waiver of such standard in accordance with either Section 302(c) of ERISA or Section 412(c) of the Code.

“Required Lenders” means (a) at any time prior to the termination of the Commitments, Lenders holding not less than 51% of the aggregate Commitments of all Lenders; and (b) at any time after the termination of the Commitments, Lenders whose Credit Exposure aggregate at least 51% of the Aggregate Credit Exposure.
“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Reserve Requirement” means, with respect to an Interest Period for Eurodollar Loans or Eurocurrency Loans, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves), assessments or similar requirements under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D).
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc.
“Same Day Funds” means (a) with respect to disbursements and payments in U.S. Dollars, immediately available funds, and (b) with respect to disbursements and payments in any other Agreed Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in such Agreed Currency.
“SEC” means the Securities and Exchange Commission or any successor agency.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Securitization Entity” means a wholly-owned Subsidiary of the Company that engages in no activities other than Permitted Securitization Transactions and any necessary related activities and owns no assets other than as required for Permitted Securitization Transactions and no portion of the Indebtedness (contingent or otherwise) of which is guaranteed by the Company or any Subsidiary of the Company or is recourse to or obligates the Company or any Subsidiary of the Company in any way, other than pursuant to customary representations, warranties, covenants, indemnities, performance guaranties and other obligations entered into in connection with a Permitted Securitization Transaction.
“Senior Note Documents” means the Senior Notes, the Senior Note Purchase Agreement and all other agreements, instruments or documents executed or issued in connection with the Senior Notes.
“Senior Note Purchase Agreement” means the Note Purchase Agreement dated December 12, 2003 among the Senior Note Holders and the Company, as amended or modified from time to time if permitted hereunder.
“Senior Note Holders” means the holders of the Senior Notes.

“Senior Note Obligations” means the current and future obligations and liabilities owing pursuant to the Senior Note Documents.
“Senior Notes” means the Company’s $65,000,000 6.08% Series 2003-A Senior Notes, Tranche 1, due December 12, 2010 and $35,000,000 6.81% Series 2003-A Senior Notes, Tranche 2, due December 12, 2013.
“Significant Subsidiary” means each present or future subsidiary of the Company which would constitute a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X as currently in effect promulgated by the Securities and Exchange Commission.
“Single Employer Plan” means a Plan which is maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.
“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Company.
“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which (a) represents more than 15% of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, (b) is responsible for more than 15% of the consolidated net sales or of the consolidated net income of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (a) above, (c) represents more than 30% of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as of the Effective Date or (d) is responsible for more than 30% of the consolidated net sales or of the consolidated net income of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (c) above.
“Swing Loan Exposure” means, at any time, the aggregate principal amount of all Swing Loans outstanding at such time. The Swing Loan Exposure of any Lender at any time shall be its Pro Rata Share of the total Swing Loan Exposure at such time.
“Swing Loans” is defined in Section 2.16.
“Syndication Agent” means KeyBank National Association, in its capacity as syndication agent for the Lenders hereunder.
“Total Debt” as of any date, means all of the following for the Company and its Subsidiaries on a consolidated basis and without duplication: (i) all debt for borrowed money and similar monetary obligations evidenced by bonds, notes, debentures, Capitalized Lease Obligations or otherwise, including without limitation obligations in respect of the deferred purchase price of properties or assets, in each case whether director indirect; (ii) all liabilities secured by any Lien existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (iii) all reimbursement obligations under outstanding letters of credit in respect of drafts which (A) may be presented at any time or (B) have been presented and have not yet been paid and are not included in clause (i) above; (iv) all obligations in respect of any Disqualified Stock; (v) all liabilities for the deferred purchase price of property acquired by the Company or its Subsidiaries (excluding accounts payable and other accrued liabilities arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (vi) all Off-Balance Sheet Liabilities; and (vii) all guarantees and other Contingent Obligation relating to indebtedness or liabilities of the type described in the foregoing clauses (i), (ii), (iii), (iv), (v) or (vi).

“Transferee” is defined in Section 13.4.
“Type” means, with respect to any Advance, its nature as a Floating Rate Advance, Eurocurrency Loan or Eurodollar Loan.
“Unfunded Liabilities” means the amount (if any) by which the actuarial present value of all benefit liabilities under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefit liabilities, all determined as of the then most recent valuation date for such Plans using FASB actuarial assumptions for single employer plan terminations.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“U.S. Dollar Equivalent” means, on any date with respect to an amount denominated in any currency other than U.S. Dollars, the equivalent in U.S. Dollars of such amount determined at the Exchange Rate on the date of determination of such equivalent.
“U.S. Dollars” and “$” means dollars in lawful currency of the United States of America.
“U.S. Facility Letter of Credit” means any Letter of Credit denominated in U.S. Dollars for the account of the Company.
“U.S. Facility Letter of Credit Obligations” means Facility Letter of Credit Obligations with respect to U.S. Facility Letters of Credit.
“U.S. Loans” means Loans denominated in U.S. Dollars made to the Company pursuant to Section 2.1(a).
“U.S. Swing Loans” means Swing Loans denominated in U.S. Dollars made to the Company.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or similar persons thereof.
“Wholly-Owned Subsidiary” of a Person means any other Person of which 100% of the outstanding Voting Stock of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.
1.2 Rules of Construction. All terms defined in Section 1.1 shall include both the singular and the plural forms thereof and shall be construed accordingly. Use of the terms “herein”, “hereof”, and “hereunder” shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

1.3 Accounting Terms; GAAP. (a) Notwithstanding anything herein, in any financial statements of the Company or in GAAP to the contrary:
(i) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed, and the Applicable Margin and all financial and other covenants hereunder, including defined terms used therein, shall be calculated, in accordance with GAAP, as in effect from time to time, but without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein; provided, that (i) if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders or the Administrative Agent requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Company, the Lenders and the Administrative Agents shall negotiate in good faith to amend such provision and such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith.
(ii) For purposes of calculating the Applicable Margin and all financial and other covenants hereunder, including defined terms used therein, any Acquisitions or asset dispositions made by the Company or any of its Subsidiaries, including through mergers or consolidations and including the incurrence of all Indebtedness related thereto and any other related financial transactions, during the period for which the Applicable Margin and such financial and other covenants were calculated shall be deemed to have occurred on the first day of the relevant period for which such financial and other covenants and the Applicable Margin were calculated on a pro forma basis acceptable to the Administrative Agent.
(b) To enable the ready and consistent determination of compliance with the covenants set forth in Article VI hereof, the Company will not change the last day of its fiscal year from on or about December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from on or about March 31, June 30 and September 30 of each year, respectively, without the prior consent of the Administrative Agent.
(c) For purposes of Article VI (including any baskets or limitations expressed in U.S. Dollars therein) of this Agreement, any Indebtedness, Investment or other amount made or incurred in any currency other than U.S. Dollars shall be deemed to be the U.S. Dollar Equivalent thereof.

ARTICLE II
THE CREDITS
2.1 Commitments.
(a) Pro Rata Loans. Each Lender agrees, for itself only, subject to the terms and conditions of this Agreement, to make Loans denominated in U.S. Dollars and Pro Rata Foreign Currency Loans to the Company and the Pro Rata Borrowers and to participate in U.S. Dollar Facility Letters of Credit, U.S. Dollar Swing Loans, Pro Rata Foreign Currency Letters of Credit and Pro Rata Foreign Currency Swing Loans, from time to time from and including the Effective Date to but excluding the Facility Termination Date, not to exceed in aggregate principal amount at any time outstanding the amount determined pursuant to Section 2.1(c). U.S. Loans to the Company or any portion thereof, at the Company’s option, may be Floating Rate Loans or Eurodollar Loans or any combination thereof subject to the terms hereof. Loans to any Pro Rata Borrowers and Loans in any Agreed Pro Rata Foreign Currency (other than U.S. Dollars to the Company or the Canadian Borrower) shall be Eurocurrency Loans, subject to the terms hereof. Loans denominated in U.S. Dollars to the Canadian Borrower or any portion thereof, at the Canadian Borrower’s option, may be Floating Rate Loans or Eurocurrency Loans or any combination thereof subject to the terms hereof.
(b) Non-Pro Rata Loans Each Non-Pro Rata Lender agrees, for itself only, subject to the terms and conditions of this Agreement, to make Non-Pro Rata Foreign Currency Loans to each Non-Pro Rata Borrower for which such Non-Pro Rata Lender has a Non-Pro Rata Sub-Commitment and to participate in Non-Pro Rata Foreign Currency Letters of Credit and Non-Pro Rata Foreign Currency Swing Loans to each Non-Pro Rata Borrower for which such Non-Pro Rata Lender has a Non-Pro Rata Sub-Commitment, from time to time from and including the Effective Date to but excluding the Facility Termination Date, not to exceed in aggregate principal amount at any time outstanding the amount determined pursuant to Section 2.1(c). Non-Pro Rata Foreign Currency Loans shall be Eurocurrency Loans or Loans bearing interest at such other rate agreed to in writing by the applicable Non-Pro Rata Borrower and all Non-Pro Rata Lenders having a Non-Pro Rata Sub-Commitment with respect to such Non-Pro Rata Borrower, subject to the terms hereof.
(c) Limitation on Amount of Advances. Notwithstanding anything in this Agreement to the contrary:
(i) the U.S. Dollar Equivalent of the aggregate principal amount of the Aggregate Credit Exposure at any time shall not exceed the Aggregate Commitment;
(ii) the U.S. Dollar Equivalent of the aggregate Facility Letter of Credit Obligations at any time outstanding shall not exceed $25,000,000;
(iii) the U.S. Dollar Equivalent of the aggregate Facility Letter of Credit Obligations issued for the account of Foreign Subsidiary Borrowers at any time outstanding shall not exceed $15,000,000;
(iv) the aggregate principal amount of Swing Loans denominated in U.S. Dollars to the Company and the Canadian Borrower at any time outstanding shall not exceed $20,000,000;
(v) the U.S. Dollar Equivalent of the aggregate principal amount of all other Swing Loans (other than as described in clause (iv) above) at any time outstanding shall not exceed $10,000,000;
(vi) the U.S. Dollar Equivalent of the aggregate principal amount of the sum of the Aggregate Non-Pro Rata Foreign Currency Credit Exposure and the Aggregate Pro Rata Foreign Currency Credit Exposure and the outstanding principal balance of any Loans denominated in U.S. Dollars owing by any Foreign Subsidiary Borrower at any time shall not exceed $50,000,000; and
(vii) the U.S. Dollar Equivalent of the Credit Exposure of any Lender shall not exceed the Commitment of such Lender.

(d) As of the Effective Date, the Non-Pro Rata Sub-Commitments are set forth on Schedule 1.1(a). The Company may, by written notice to the Administrative Agent at least five (5) Business Days prior to a Designation Date and to be effective as of such Designation Date, reduce, increase or terminate any Non-Pro Rata Sub-Commitments and request the establishment of additional Non-Pro Rata Sub-Commitments to other Non-Pro Rata Borrowers in additional Non-Pro Rata Foreign Currencies, provided that (i) the Dollar Equivalent of the aggregate amount of all of the Non-Pro Rata Sub-Commitments does not exceed $50,000,000, (ii) any new Non-Pro Rata Borrower shall have satisfied all conditions described in Section 8.2.2 for adding a new Foreign Borrowing Subsidiary, (iii) the Company and the Administrative Agent shall have agreed to the Non-Pro Rata Lenders to such new Non-Pro Rata Borrower or, in the case of an increase in an existing Non-Pro Rata Sub-Commitments, the Non-Pro Rata Lenders with respect to such increase, and agreed to the amount of the Non-Pro Rata Sub-Commitments thereof, and (iv) all such Non-Pro Rata Lenders to a new Non-Pro Rata Borrower or with an increase in an existing Non-Pro Rata Sub-Commitments described in the foregoing clause (iii) for such Designation Date shall have agreed to the amount of the hereto. The Administrative Agent will distribute to the Lenders a revised Schedule 1.1(a) reflecting such modifications pursuant to this Section 2.1(d) on or before each Designation Date on which a modification in Schedule 1.1(a) occurs. It is the intent of this Section 2.1(d) that a Non-Pro Rata Borrower will be added only when all Lenders cannot lend to such Non-Pro Rata Borrower without withholding tax issues or other legal impediments as determined by the Administrative Agent and the Company.
(e) (i) The Company may, effective as of the Effective Date, as of each date each successive three months thereafter and as of one date any time prior to three months after the Effective Date (a “Designation Date”), designate a portion of the Commitments and the Non-Pro Rata Sub-Commitments as activated or de-activated (the amount of the Commitment of any Lender designated as activated by the Company is defined as its “Activated Commitment”, the aggregate amount of all such Activated Commitments is defined as the “Aggregate Activated Commitment”, the amount of the Non-Pro Rata Sub-Commitment of any Lender designated as activated by the Company is defined as its “Activated Non-Pro Rata Sub-Commitment” and the aggregate amount of all Activated Non-Pro Rata Sub-Commitment is defined as the “Aggregate Activated Non-Pro Rata Sub-Commitment”), provided that (A) such activation or de-activation shall be in increments of $10,000,000, (B) the aggregate Activated Non-Pro Rata Sub-Commitments may not exceed $50,000,000, and the aggregate amount of the Activated Commitments plus the Activated Non-Pro Rata Sub-Commitments shall equal the Commitments, and (C) the Company gives written notification to the Administrative Agent of such designation at least five (5) Business Days prior to such Designation Date.
(ii) Notwithstanding anything herein to the contrary, the Administrative Agent shall determine each Lender’s Activated Commitment, Activated Non-Pro Rata Sub-Commitments and Pro Rata Share as of each Designation Date. The amount of each Lender’s Activated Commitment and Activated Non-Pro Rata Sub-Commitments will approximate such Lender’s Commitment as determined by the Administrative Agent. The Activated Commitment of any Lender that does not have a Non-Pro Rata Sub-Commitment will equal its Commitment. The Administrative Agent will distribute to the Lenders their revised Activated Commitments and Activated Non-Pro Rata Sub-Commitments and respective Pro Rata Shares on or before each Designation Date.
(iii) Notwithstanding anything herein to the contrary, all Advances will be funded based on such Pro Rata Shares determined as of the most recent Designation Date and the Borrowers shall pay the Aggregate Credit Exposure on each Designation Date by an amount, if any, such that each Lender is holding its appropriate revised Pro Rata Share of the appropriate Aggregate Credit Exposure on such Designation Date.

2.2 Repayment of Loans; Evidence of Debt.
2.2.1 (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender in the relevant Agreed Currency the then unpaid principal amount of each Loan owing by such Borrower to such Lender on the Facility Termination Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Each Borrower hereby further agrees to pay to the Administrative Agent for the account of each Lender interest in the relevant Agreed Currency on the unpaid principal amount of the Loans owing by such Borrower from time to time outstanding until payment thereof in full at the rates per annum, and on the dates, set forth in Section 2.8.
(b) In addition to all other payments of the Loans required hereunder, the Borrowers shall prepay the Advances at any time the Advances exceed the amounts permitted under Section 2.1(c) by an amount equal to or greater than the amount of such excess.
2.2.2 The books and records of the Administrative Agent and of each Lender shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such books and records or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to such Borrowers by such Lender in accordance with the terms of this Agreement.
2.2.3 The Borrowers agree that, upon the request to the Administrative Agent by any Lender, the relevant Borrowers will execute and deliver to such Lender promissory notes of each Borrower evidencing the Loans of such Lender, substantially in the form of Exhibit F with appropriate insertions as to date, currency and principal amount (each, a “Note”); provided, that the delivery of such Notes shall not be a condition precedent to the Effective Date.
2.3 Procedures for Borrowing. (a) Each Borrower may borrow under the Commitments from time to time prior to the Facility Termination Date on any Business Day.
(b) The Company shall give the Administrative Agent irrevocable notice (i) by 10:00 a.m., Eastern Standard Time, on the date three Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be initially Eurodollar Loans, (ii) by 10:00 a.m., London time, on the date four Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be initially Eurocurrency Loans, or (iii) by 10:00 a.m., Eastern Standard Time, on the Borrowing Date otherwise, specifying in each case (w) the amount to be borrowed and, if such Loan is to be denominated in an Agreed Pro Rata Foreign Currency and not in U.S. Dollars, specifying the Agreed Pro Rata Foreign Currency thereof, (x) the requested Borrowing Date, (y) whether the borrowing is to be of Eurodollar Loans, Floating Rate Loans (if denominated in U.S. Dollars only) or a combination thereof (and such Borrowing shall be a Eurocurrency Loan if it is denominated in an Agreed Pro Rata Foreign Currency and not in U.S. Dollars) and (z) if the borrowing is to be entirely or partly of Eurodollar Loans, the amount of such Type of Loan and the length of the initial Interest Periods therefor. Each borrowing under the Commitments shall be in an amount equal to (A) in the case of Floating Rate Loans, 5,000,000 units or a whole multiple of 1,000,000 units in excess thereof (or, if the then aggregate available Commitments are less than $5,000,000, such lesser amount) and (B) in the case of Eurodollar or Eurocurrency Loans, 5,000,000 units or a whole multiple of 1,000,000 units in excess thereof. Upon receipt of any such notice from the Company, the Administrative Agent shall promptly notify each Lender thereof. Not later than 11:00 a.m., Eastern Standard Time on each requested Borrowing Date each Lender shall make an amount equal to its Pro Rata Share of the principal amount of the Loans requested to be made on such Borrowing Date available to the Administrative Agent at its office specified in Section 14.1 in U.S. Dollars and in Same Day Funds. The Administrative Agent shall on such date credit the account of the Company on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c) Each Pro Rata Borrower (other than the Canadian Borrower) shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 a.m., London time four Business Days prior to the requested Borrowing Date) specifying in each case (i) the amount to be borrowed and the Agreed Pro Rata Foreign Currency thereof or if such Loan will be denominated in U.S. Dollars, (ii) the requested Borrowing Date and (iii) the length of the initial Interest Period therefor. The Canadian Borrower shall give the Administrative Agent irrevocable notice (i) by 10:00 a.m., London time, on the date three Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be initially Eurocurrency Loans, or (ii) by 10:00 a.m., Eastern Standard Time, on the Borrowing Date otherwise, specifying in each case (w) the amount to be borrowed and specifying the currency thereof (an Agreed Pro Rata Foreign Currency or U.S. Dollars), (x) the requested Borrowing Date, (y) whether the borrowing is to be of Eurocurrency Loans or Floating Rate Loans (if denominated in U.S. Dollars only) and (z) if the borrowing is to be entirely or partly of Eurocurrency Loans, the amount of such Type of Loan and the length of the initial Interest Periods therefor. Each Non-Pro Rata Borrower shall give the Administrative Agent irrevocable notice by such time and specifying such matters as required by the Administrative Agent and the Non-Pro Rata Lenders to such Non-Pro Rata Borrower. Each borrowing by a Pro Rata Borrower shall be in U.S. Dollars or an Agreed Pro Rata Foreign Currency and each borrowing by a Non-Pro Rata Borrower shall be in an Agreed Non-Pro Rata Foreign Currency for such Borrower. Each borrowing by any Foreign Subsidiary Borrower shall be in an amount equal to an amount in the relevant Agreed Foreign Currency or U.S. Dollars which is 5,000,000 units or a whole multiple of 1,000,000 units in excess thereof or such other amounts as may be agreed upon among the Company and the Administrative Agent. Upon receipt of any such notice from any such Borrower, the Administrative Agent shall promptly notify the relevant Lenders with respect to such Borrower. Not later than 2:00 p.m., local time of the Administrative Agent’s funding office for such Borrower, on the requested Borrowing Date, each such Lender shall make an amount equal to its Pro Rata Share of the principal amount of such Loans requested to be made on such Borrowing Date available to the Administrative Agent at the Administrative Agent’s funding office for such Borrower specified by the Administrative Agent from time to time by notice to such Lenders and in Same Day Funds. The amounts made available by each such Lender will then be made available to the relevant Borrower at the funding office for such Borrower and in like funds as received by the Administrative Agent.
2.4 Termination or Reduction of Commitments. The Company may permanently reduce the Commitments, in whole or in part, ratably among the Lenders in integral multiples of $5,000,000 upon at least three Business Days’ prior written notice; provided, however, that the Aggregate Commitments may not be reduced below the Aggregate Credit Exposure of all Lenders. In addition, all accrued facility fees shall be payable on the effective date of any termination of the Commitments.
2.5 Facility and Administrative Agent Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee at the rate per annum set forth in the Pricing Schedule on Exhibit A attached hereto, on the average daily amount of each Commitment of such Lender, whether used or unused, activated or deactivated, from and including the Effective Date to but excluding the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date, and after the Facility Termination Date payable on the Aggregate Credit Exposure on demand by the Administrative Agent.
(b) The Company agrees to pay to the Administrative Agent for its own account, such other fees as agreed to in writing between the Company and the Administrative Agent.

2.6 Optional Principal Payments on All Loans.
2.6.1 The Company may at any time and from time to time prepay Floating Rate Loans, in whole or in part, without penalty or premium, upon at least one Business Day’s irrevocable notice to the Administrative Agent specifying the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayment of Floating Rate Loans shall be in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, or such lesser principal amount as may equal the outstanding Floating Rate Loans to a Borrower or such lesser amount as may be agreed to by the Administrative Agent.
2.6.2 Each Borrower may at any time and from time to time prepay, without premium or penalty (but together with payment of any amount payable pursuant to Section 3.4), its Fixed Rate Loans in whole or in part, upon at least three Business Days’ irrevocable notice to the Administrative Agent (which notice must be received by the Administrative Agent prior to 10:00 a.m., Eastern Standard Time, in the case of prepayments by the Company and prior to 10:00 a.m., London time, in the case of prepayments by any other Borrower) specifying the date and amount of prepayment. Partial payments of Fixed Rate Loans shall be in a minimum aggregate amount of 5,000,000 units in the applicable Agreed Currency or in an integral multiple of 1,000,000 units in excess thereof, or such lesser principal amount as may equal the outstanding Fixed Rate Loans to a Borrower or such lesser amount as may be agreed to by the Administrative Agent.
2.6.3 Each prepayment pursuant to this Section 2.6 and each conversion pursuant to Section 2.7 shall be accompanied by accrued and unpaid interest on the amount prepaid to the date of prepayment and any amounts payable under Section 3.4 in connection with such payment.
2.6.4 Prepayments by any Borrower pursuant to this Section 2.6 shall be applied first to any Floating Rate Loans of such Borrower and second to any Fixed Rate Loans of such Borrower then outstanding in such order as such Borrower may direct, provided that all prepayments on any Loans to a Borrower shall be applied pro rata to the Loans owing by such Borrower.
2.6.5 All amounts prepaid may be reborrowed and successively repaid and reborrowed, subject to the other terms and conditions in this Agreement.
2.7. Conversion and Continuation of Outstanding Advances.
2.7.1 U.S. Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances. Each Eurodollar or Eurocurrency Advance shall continue as a Eurodollar or Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless the Company shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance for the same or another Interest Period or be converted into a Floating Rate Advance and such Eurocurrency Advance shall be automatically continued for an Interest Period of one month. Subject to the terms hereof, the Company may elect from time to time to convert all or any part of a Advance of any Type to the Company into any other Type or Types of Advance;

provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Company shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Eastern Standard Time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, or three Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, or three Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance, prior to the date of the requested conversion or continuation, specifying:
(a) the requested date, which shall be a Business Day, of such conversion or continuation,
(b) the aggregate amount and Type of the Advance which is to be converted or continued, and
(c) the amounts and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar or Eurocurrency Advance, the duration of the Interest Period applicable thereto.
2.7.2 Eurocurrency Advances. Any Eurocurrency Advances may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving the Administrative Agent at least three Business Days’ prior irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 a.m., Eastern Standard Time, in the case of continuations by the Company or the Canadian Borrower and prior to 10:00 a.m., London time, in the case of continuations by any other Borrower) of such election and specifying the duration of the Interest Period applicable thereto, provided, that if the relevant Borrower shall fail to give such notice, such Eurocurrency Advance shall be automatically continued for an Interest Period of one month provided that such continuation would not extend the Interest Period beyond the Facility Termination Date.
2.8 Interest Rates, Interest Payment Dates; Interest and Fee Basis. (a) Each Floating Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted from a Fixed Rate Loan into a Floating Rate Loan pursuant to Section 2.7 to but excluding the date it becomes due or is converted into a Fixed Rate Loan pursuant to Section 2.7 hereof, at a rate per annum equal to the Floating Rate for such day. Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period. Each Eurocurrency Loan to any Foreign Subsidiary Borrower shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the applicable Eurocurrency Rate determined for such Interest Period or at such other interest rate as agreed to by all Lenders.
(b) Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the Effective Date and at maturity. Interest accrued on each Fixed Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed Rate Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Fixed Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.
(c) Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, except as otherwise provided in the definition of Interest Period, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

(d) All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period such interest or fee is payable over a year comprised of 360 days, except for (i) interest on Floating Rate Loans which shall be calculated for actual days elapsed on the basis of a 365 day year, or 366 days in a leap year, (ii) interest on Loans denominated in British Pounds Sterling which shall be calculated for actual days elapsed on the basis of a 365 day year or unless otherwise specified herein and (iii) interest on Loans denominated in any other Foreign Currency for which it is required by applicable law or customary to compute interest on the basis of a year of 365 days or, if required by applicable law or customary, 366 days in a leap year, shall be computed on such basis.
(e) Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Fixed Rate Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Fixed Rate Advance. No Interest Period may end after the Facility Termination Date.
(f) For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the Applicable Margin based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365, as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.
(g) In accordance with Article L. 313-1 of the Code de la Consommation of the Republic of France (former law n° 66-1010 of December 28, 1966) and with Decree n° 85-944 of September 4, 1985, an estimate of the effective overall rate (“taux effectif global”) of the Advances to any Foreign Subsidiary Borrower organized under the laws of the Republic of France will be set forth in a separate letter from the Administrative Agent to any such Foreign Subsidiary Borrower, and each such separate letter is incorporated herein by reference and forms a part of this Agreement.
2.9 Rates Applicable After Default. Notwithstanding anything to the contrary contained in this Agreement, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued (after the expiration of the then current Interest Period) as a Fixed Rate Advance, provided that, notwithstanding the foregoing, any outstanding Eurocurrency Advance may be continued for an Interest Period not to exceed one month after such notice to the Borrowers by the Required Lenders. Upon and during the continuance of any Default, the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders as to changes and interest rates) declare that (i) each Fixed Rate Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period (with the Applicable Margin automatically adjusted to the highest amount provided in the definition of “Applicable Margin”, notwithstanding where the Applicable Margin would otherwise be set) plus 2% per annum, and (ii) each Floating Rate Advance and any other amount due under this Agreement shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to Floating Rate Loans plus 2% per annum, provided that, upon and during the continuance of any acceleration for any reason of any of the Obligations, the interest rate set forth in clauses (i) and (ii) shall be applicable to all Advances without any election or action on the part of the Administrative Agent or any Lender.

2.10 Pro Rata Payment, Method of Payment.
2.10.1 Each borrowing of Loans by the Company from the Lenders shall be made pro rata according to the Pro Rata Shares of such Lenders in effect on the date of such borrowing. Each payment by the Company on account of any facility fee shall be allocated by the Administrative Agent among the Lenders in accordance with their respective Pro Rata Shares. Any reduction of the Commitments of the Lenders shall be allocated by the Administrative Agent among the Lenders pro rata according to the Pro Rata Shares of the Lenders with respect thereto. Except as otherwise provided in this Agreement, each optional prepayment by the Company on account of principal or interest on its Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts thereof. All payments (including prepayments) to be made by the Company hereunder in respect of amounts denominated in U.S. Dollars, whether on account of principal, interest, fees or otherwise, shall be made, without setoff, deduction, or counterclaim, in Same Day Funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Company, by 12:00 P.M. (Eastern Standard Time) on the date when due. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of any Borrower maintained with JPMCB or any of its Affiliates for each payment of principal, interest and fees as it becomes due hereunder.
2.10.2 Each borrowing of Pro Rata Foreign Currency Loans by any Pro Rata Borrower shall be allocated by the Administrative Agent pro rata according to the Pro Rata Shares of the Lenders in effect on the date of such Loans. Each Borrowing of Non-Pro Rata Loans by any Non-Pro Rata Borrower shall be allocated by the Administrative Agent pro rata according to the Pro Rata Shares of the applicable Non-Pro Rata Lenders with respect to such Non-Pro Rata Borrower in effect on the date of such Loan. Except as provided in Section 2.6, each payment (including each prepayment) by a Foreign Subsidiary Borrower on account of principal of and interest on its Loans shall be allocated by the Administrative Agent pro rata according to the respective principal amounts of the Loans then due and owing by such Borrower to each Lender that made such Loans. All payments (including prepayments) to be made by a Borrower on account of Loans, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction, or counterclaim in the currency of such Loan (in Same Day Funds) to the Administrative Agent for the account of the Lenders that made such Loans, at the payment office for such Loans specified from time to time by the Administrative Agent by notice to the Borrowers prior to 12:00 p.m. local time at such payment office on the due date thereof. The Administrative Agent shall distribute such payment to the Lenders entitled to receive the same promptly upon receipt in like funds as received. The Administrative Agent shall distribute such payment to the Lenders entitled to receive the same promptly upon receipt in like funds as received.
2.11 Telephonic Notices. Each Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender reasonably and in good faith believes to be an Authorized Officer. Each Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. Notwithstanding anything herein to the contrary, all requests for Loans denominated in any Foreign Currency (other than from the Canadian Borrower) or any continuation of such Loans, or conversion thereto, shall be in writing unless otherwise agreed to by the Administrative Agent.

2.12 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Commitment reduction notice, Borrowing notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Fixed Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
2.13 Lending Installations. Each Lender may make and book its Loans at any Lending Installation(s) selected by such Lender and may change its Lending Installation(s) from time to time. All terms of this Agreement shall apply to any such Lending Installation(s) and the Notes, if any, shall be deemed held by each Lender for the benefit of such Lending Installation(s). Each Lender may, by written notice to the Administrative Agent and the applicable Borrower, designate one or more Lending Installations which are to make and book Loans and for whose account Loan payments are to be made.
2.14 Non-Receipt of Funds by the Administrative Agent. Unless a Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of a Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for the first five days and the interest rate applicable to the relevant Loan for each day thereafter or (ii) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.
2.15 Facility Letters of Credit.
2.15.1 Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrowers herein set forth, the Issuers hereby agree to issue for the account of a Borrower through such of the Issuer’s Lending Installations or Affiliates as the Issuer may determine, one or more Facility Letters of Credit in accordance with this Section 2.15, from time to time during the period, commencing on the Effective Date and ending five Business Days prior to the Facility Termination Date. All Existing Facility Letters of Credit shall be deemed issued hereunder on the Effective Date.
2.15.2 Conditions for Issuance. In addition to being subject to the satisfaction of the conditions contained in Sections 4.1 and 4.2, the obligation of an Issuer to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:
(a) the aggregate maximum amount then available for drawing under Facility Letters of Credit issued by the Issuers, after giving effect to the Facility Letter of Credit requested hereunder, shall not exceed any limit imposed by law or regulation upon the Issuer;

(b) the requested Facility Letter of Credit has an expiration date not later than one year after the date of issuance (or, in the case of any renewal or extension thereof, one year after such renewal or extension);
(c) after giving effect to the Facility Letter of Credit requested hereunder, the aggregate maximum amount then available for drawing under Facility Letters of Credit issued by the Issuers, shall not exceed the amount permitted by Section 2.1(c), and no prepayment would be required under this Agreement and no provision of this Agreement would be breached;
(d) the applicable Borrower shall have delivered to the applicable Issuer at such times and in such manner as such Issuer may reasonably prescribe such documents and materials as may be required pursuant to the terms of the proposed Letter of Credit and the proposed Letter of Credit shall be reasonably satisfactory to such Issuer as to form and content; and
(e) as of the date of issuance, no order, judgment or decree of any Court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain such Issuer from issuing the Facility Letter of Credit and no law, rule or regulation applicable to such Issuer and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuer shall prohibit or request that such Issuer refrain from the issuance of Letters of Credit generally or the issuance of that Facility Letter of Credit.
2.15.3 Procedure for Issuance of Facility Letters of Credit. (a) The applicable Borrower shall give one of the Issuers and the Administrative Agent three Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (except that, in lieu of such written notice, a Borrower may give an Issuer (i) notice of such request by facsimile or other electronic means acceptable to such Issuer or (ii) telephonic notice of such request if confirmed in writing by delivery to such Issuer (A) immediately of a facsimile or other electronic means acceptable to such Issuer of the written notice required hereunder which has been signed by an Authorized Officer of such Borrower and (B) promptly (but in no event later than the requested time of issuance) of a copy of the written notice required hereunder containing the original signature of an Authorized Officer of such Borrower); such notice shall be irrevocable and shall specify the stated amount and Agreed Currency of the Facility Letter of Credit requested, (which requested currency shall be limited to the currency in which such Borrower may obtain Loans under this Agreement), the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit, the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than the fifth day prior to Facility Termination Date), the purpose for which such Facility Letter of Credit is to be issued, and the Person for whose benefit the requested Facility Letter of Credit is to be issued. The Administrative Agent shall give notice to each applicable Lender of the issuance of each Facility Letter of Credit reasonably promptly after such Facility Letter of Credit is issued. At the time such request is made, the requesting Borrower shall also provide the applicable Issuer with a copy of the form of the Facility Letter of Credit it is requesting be issued. Such notice, to be effective, must be received by such Issuer not later than 2:00 p.m. (local time) or the time agreed upon by such Issuer and such Borrower on the last Business Day on which notice can be given under this Section 2.15.3.
(b) Subject to the terms and conditions of this Section 2.15.3 and provided that the applicable conditions set forth in Sections 4.1 and 4.2 hereof have been satisfied, the Issuer shall, on the requested date, issue a Facility Letter of Credit on behalf of the applicable Borrower in accordance with such Issuer’s usual and customary business practices.

(c) The Issuers shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2.15 are met as though a new Facility Letter of Credit was being requested and issued.
2.15.4 Reimbursement Obligations. (a) Each Borrower agrees to pay to the Issuer the amount of all Reimbursement Obligations, interest and other amounts payable to the Issuer under or in connection with any Facility Letter of Credit issued on behalf of such Borrower immediately when due, irrespective of any claim, set-off, defense or other right which the Borrower, the Company or any Subsidiary may have at any time against the Issuer or any other Person, under all circumstances, including without limitation, any of the following circumstances:
(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
(ii) the existence of any claim, setoff, defense or other right which any Borrower or any Subsidiary may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), any Issuer, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or any Subsidiary and the beneficiary named in any Facility Letter of Credit);
(iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or
(v) the occurrence of any Default or Unmatured Default.
(b) The Issuer shall promptly notify the applicable Borrower of any draw under a Facility Letter of Credit. Such Borrower shall reimburse the applicable Issuer for drawings under a Facility Letter of Credit issued by it on behalf of such Borrower promptly after the payment by the Issuer. Any Reimbursement Obligation with respect to any Facility Letter of Credit shall bear interest from the date of the relevant drawings under the pertinent Facility Letter of Credit at (i) in the case of such Obligations denominated in U.S. Dollars, the interest rate for Floating Rate Loans or (ii) in the case of such Obligations denominated in an Agreed Foreign Currency, at the correlative floating rate of interest customarily applicable to similar extensions of credit to corporate borrowers denominated in such currency in the country of issue of such currency, as determined by the Administrative Agent. In addition to its other rights, the Issuers shall also have all rights for indemnification and reimbursement as each Lender is entitled under this Agreement.
2.15.5 Participation. (a) Immediately upon issuance by an Issuer of any Facility Letter of Credit in accordance with the procedures set forth in Section 2.15.3, (i) with respect to each U.S. Facility Letter of Credit and Pro Rata Foreign Currency Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation equal to its Pro Rata Share of such U.S. Facility Letter of Credit and Pro Rata Foreign Currency Letter of Credit (including, without limitation, all obligations of the applicable Borrower with respect thereto) and any security therefor or guaranty pertaining thereto and (ii) with respect to each Non-Pro Rata Foreign Currency Facility Letter of

Credit, each Non-Pro Rata Lender with respect to the Borrower for the account of which such Non-Pro Rata Foreign Currency Facility Letter of Credit is issued shall be deemed to have irrevocably and unconditionally purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation equal to its Pro Rata Share in such Non-Pro Rata Foreign Currency Facility Letter of Credit (including, without limitation, all obligations of the applicable Borrower with respect thereto), any security therefor or guaranty pertaining thereto; provided, that a Letter of Credit issued by an Issuer shall not be deemed to be a Facility Letter of Credit for purposes of this Section 2.15.5 if such Issuer shall have received written notice from any Lender on or before one Business Day prior to the date of its issuance of such Letter of Credit that one or more of the conditions contained in Sections 4.1 or 4.2 are not then satisfied, and, in the event an Issuer receives such a notice, it shall have no further obligation to issue any Letter of Credit until such notice is withdrawn by that Lender or such condition has been effectively waived in accordance with the provisions of this Agreement.
(b) In the event that an Issuer makes any payment under any Facility Letter of Credit and the applicable Borrower shall not have repaid such amount to the Issuer pursuant to Section 2.15.4, the Issuer shall promptly notify the Administrative Agent and each Lender participating in such Letter of Credit of such failure, and each Lender participating in such Letter of Credit shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Lender’s Pro Rata Share of the unreimbursed amount of any such payment in such currency. If any Lender participating in such Facility Letter of Credit fails to make available to such Issuer any amounts due to such Issuer pursuant to this Section 2.15.5(b), such Issuer shall be entitled to recover such amount, together with interest thereon (i) in the case of amounts denominated in U.S. Dollars, at the Federal Funds Effective Rate, for the first three Business Days after such Lender receives such notice and thereafter, at the Floating Rate, or (ii) in the case of amounts denominated in an Agreed Foreign Currency, at a local cost of funds rate for obligations in such currency as determined by the Administrative Agent for the first three Business Days after such Lender receives such notice, and thereafter at the floating rate of interest correlative to the Floating Rate customarily applicable to similar extensions of credit to corporate borrowers denominated in such currency in the country of issue of such currency, as determined by the Administrative Agent, in either case payable (i) on demand, (ii) by setoff against any payments made to such Issuer for the account of such Lender or (iii) by payment to such Issuer by the Administrative Agent of amounts otherwise payable to such Lender under this Agreement. The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent its Pro Rata Share of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent its Pro Rata Share of the unreimbursed amount of any payment on the date such payment is to be made.
(c) Whenever the Issuer receives a payment on account of a Reimbursement Obligation, including any interest thereon, it shall promptly pay to each Lender which has funded its participating interest therein, in like funds as received an amount equal to such Lender’s Pro Rata Share thereof.
(d) The obligations of a Lender to make payments to the Administrative Agent with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.
(e) In the event any payment by a Borrower received by the Administrative Agent with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Administrative Agent in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Administrative Agent, contribute such Lender’s Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Administrative Agent upon the amount required to be repaid by it.

2.15.6 Compensation for Facility Letters of Credit.
(a) The Issuer of a Facility Letter of Credit shall have the right to receive from the Borrower which requested issuance of such Facility Letter of Credit, solely for the account of such Issuer, a fronting fee in an amount agreed upon with the Administrative Agent as well as the Issuer’s reasonable and customary costs of issuing and servicing the Facility Letters of Credit.
(b) In addition, such Borrower shall pay to the Administrative Agent for the account of each Lender participating in such Facility Letter of Credit a non-refundable fee at a per annum rate in the amount shown on the Pricing Schedule on Exhibit A applied to the face amount of the Facility Letter of Credit, payable quarterly in advance to all Lenders participating in such Facility Letter of Credit (including the Issuers) ratably from the date such Facility Letter of Credit is issued until its stated expiry date.
2.15.7 Letter of Credit Collateral Account. Each Borrower hereby agrees that it will, until the final expiration date of any Facility Letter of Credit and thereafter as long as any amount is payable to the Lenders in respect of any Facility Letter of Credit, maintain a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIV, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. The Administrative Agent will invest any funds on deposit from time to time in the Letter of Credit Collateral Account in certificates of deposit of the Administrative Agent having a maturity not exceeding 30 days. Nothing in this Section 2.15.7 shall either obligate the Administrative Agent to require any Borrower to deposit any funds in the Letter of Credit Collateral Account or limit the right of the Administrative Agent to release any funds held in the Letter of Credit Collateral Account other than as follows: (a) as required by Section 8.1, and the Borrower’s obligations to deposit funds in the Letter of Credit Collateral Account are limited to the circumstances required by Section 8.1 after the occurrence of a Default and during the continuance thereof and with respect to any Facility Letter of Credit with an expiration after the Facility Termination Date, and (b) if any Facility Letter of Credit has an expiration date after the Facility Termination Date, the Company shall deposit funds in the Letter of Credit Collateral Account in an amount equal to or greater than 105% of the aggregate maximum amount remaining available to be drawn under all such Facility Letters of Credit on or before the date three months prior to the Facility Termination Date.
2.15.8 Nature of Obligations. (a) As among the Borrowers, the Issuers and the Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Facility Letters of Credit by, the respective beneficiaries of the Facility Letters of Credit requested by it. In furtherance and not in limitation of the foregoing, the Issuers and the Lenders shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Facility Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Facility Letter of Credit to comply fully with conditions required in order to draw upon such Facility Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) misapplication by the beneficiary of a Facility Letter of Credit of the proceeds of any drawing under such Facility Letter of Credit; or (vii) any consequences arising from causes beyond the control of the Issuers or the Lenders. In addition to amounts payable as elsewhere provided in this Section 2.15, such Borrower hereby agrees to protect, indemnify, pay and save the Administrative Agent, each Issuer and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) arising from the claims of third parties against the Administrative Agent or such Issuer in respect of any Facility Letter of Credit requested by such Borrower.

(b) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuers or any Lender under or in connection with the Facility Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put such Issuer or such Lender under any resulting liability to any Borrower or relieve any Borrower of any of its obligations hereunder to the Issuers, the Administrative Agent or any Lender.
(c) Notwithstanding anything to the contrary contained in this Section 2.15.8, a Borrower shall not have any obligation to indemnify the Administrative Agent, any Issuer or any Lender under this Section 2.15 in respect of any liability incurred by each arising primarily out of the willful misconduct of such Issuer, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by such Issuer of a proper demand for payment made under the Facility Letters of Credit issued by such Issuer as determined by a court of competent jurisdiction, unless such dishonor was made at the request of such Borrower in writing, or out of the wrongful honor by such Issuer of a demand for payment made under the Facility Letters of Credit issued by such Issuer which demand for payment does not comply with the conditions required in order to draw upon such Facility Letter of Credit as determined by a court of competent jurisdiction, unless such dishonor was made at the request of such Borrower in writing.
2.16. Swing Loans.
(a) Making of Swing Loans. The Administrative Agent may elect in its sole discretion to make revolving loans (the “Swing Loans”) to any Borrower solely for the Administrative Agent’s own account, from time to time prior to the Facility Termination Date up to an aggregate principal amount at any one time outstanding not to exceed the amount permitted by Section 2.1(c). The Administrative Agent may make Swing Loans (subject to the conditions precedent set forth in Article IV), provided that the Administrative Agent has received a request in writing (or via telephone if permitted by the Administrative Agent) from an Authorized Officer of such Borrower for funding of a Swing Loan no later than such time required by the Administrative Agent, on the Business Day on which such Swing Loan is requested to be made in the case of Swing Loans denominated in U.S. Dollars, Euros or British Pounds Sterling or, if required by the Administrative Agent, one Business Day prior to the date such Swing Loan is requested to be made in the case of Swing Loans denominated in any other Agreed Currency. The Administrative Agent shall not make any Swing Loan in the period commencing one Business Day after the Administrative Agent shall have received written notice from any Lender that one or more of the conditions contained in Sections 4.1 or 4.2 are not then satisfied and ending upon the satisfaction or waiver of such condition(s). Each outstanding Swing Loan shall be payable on the Business Day following demand therefor, with interest at the rate agreed to between the Administrative Agent and such Borrower accrued thereon, shall be secured as part of the Obligations by the Collateral and shall otherwise be subject to all the terms and conditions applicable to Loans, except that all interest thereon shall be payable to the Administrative Agent solely for its own account.
(b) Swing Loan Borrowing Requests. Each Borrower agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice for Swing Loans signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent, the records of the Administrative Agent shall govern, absent manifest error.

(c) Repayment of Swing Loans. At any time after making a Swing Loan, the Administrative Agent may request such Borrower to, and upon request by the Administrative Agent such Borrower shall, promptly request an Advance from all Lenders to such Borrower and apply the proceeds of such Advance to the repayment of any Swing Loan owing by such Borrower not later than the Business Day following the Administrative Agent’s request. Notwithstanding the foregoing, upon the earlier to occur of (a) three Business Days after demand is made by the Administrative Agent, and (b) the Facility Termination Date, each Lender to such Borrower (other than the Administrative Agent) shall irrevocably and unconditionally purchase from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Swing Loan in an amount equal to such Lender’s Pro Rata Share of such Swing Loan and promptly pay such amount to the Administrative Agent in Same Day Funds. Such payment shall be made by the other Lenders whether or not a Default is then continuing or any other condition precedent set forth in Section 4.2 is then met and whether or not such Borrower has then requested an Advance in such amount. If any Lender fails to make available to the Administrative Agent, any amounts due to the Administrative Agent from such Lender pursuant to this Section, the Administrative Agent shall be entitled to recover such amount, together with interest thereon at the Federal Funds Effective Rate or such other local cost of funds rate determined by the Administrative Agent with respect to any Swing Loan denominated in any Agreed Foreign Currency for the first three Business Days after such Lender receives notice of such required purchase and thereafter, at the rate applicable to such Loan, payable (i) on demand, (ii) by setoff against any payments made to the Administrative Agent for the account of such Lender or (iii) by payment to the Administrative Agent by the Administrative Agent of amounts otherwise payable to such Lender under this Agreement. The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of any unpaid Swing Loan shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent its Pro Rata Share of any unpaid Swing Loan on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent its Pro Rata Share of any unpaid Swing Loan.
2.17 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.5(a), subject to clause (c)(iv) below;
(b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.2), provided that any waiver, amendment or modification requiring the consent of all Lenders or each Lender affected thereby which affects such Defaulting Lender shall require the consent of such Defaulting Lender;
(c) if any Swing Loan Exposure or Facility LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i) all or any part of such Swing Loan Exposure and Facility LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swing Loan Exposure and Facility LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swing Loan Exposure and (y) second, cash collateralize such Defaulting Lender’s Facility LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth herein for so long as such Facility LC Exposure is outstanding;
(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s Facility LC Exposure pursuant to Section 2.17(c), the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.15.6(b) with respect to such Defaulting Lender’s Facility LC Exposure during the period such Defaulting Lender’s Facility LC Exposure is cash collateralized;
(iv) if the Facility LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.17(c), then the fees payable to the Lenders pursuant to Section 2.5(a) and Section 2.15.6(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; or
(v) if any Defaulting Lender’s Facility LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.17(c), then, without prejudice to any rights or remedies of the Issuers or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Facility LC Exposure) and letter of credit fees payable under Section 2.15.6(b) with respect to such Defaulting Lender’s Facility LC Exposure shall be payable to the Issuers until such Facility LC Exposure is cash collateralized and/or reallocated;
(d) so long as any Lender is a Defaulting Lender, the Issuers shall not be required to issue, amend or increase any Facility Letter of Credit (and it is acknowledged that the Administrative Agent is not be required to fund any Swing Loan at any time) and, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.17(c), and participating interests in any such newly issued or increased Facility Letter of Credit or newly made Swing Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.17(c)(i) (and Defaulting Lenders shall not participate therein); and
(e) notwithstanding anything herein to the contrary, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent (other than to the Administrative Agent as the lender of Swing Loans) hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuers or the Administrative Agent (in its capacity as the lender of Swing Loans) hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swing Loan or Facility Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and such Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to such Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by such Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Administrative Agent or any Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuer shall be required to issue, amend or increase any Facility Letter of Credit, unless the Issuer shall have entered into arrangements with the applicable Borrowers or such Lender, satisfactory to the Administrative Agent or such Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder. It is acknowledged that the Administrative Agent is not required to fund any Swing Loan at any time.
In the event that the Administrative Agent, the Company and the Issuers each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Loan Exposure and Facility LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.
2.18 Collateral Security; Further Assistance.
(a) As security for the payment of the Obligations, the Company shall execute and deliver, or cause to be executed and delivered, to the Lenders and the Administrative Agent Loan Documents granting the following: first priority liens and security interests, pursuant to Pledge Agreements, on 65% of the present and future Capital Stock of certain present and future Foreign Subsidiaries and Guaranties of certain present and future Domestic Subsidiaries such that, at all times, the Domestic Subsidiaries which are not Guarantors and the Foreign Subsidiaries that are owned directly by the Company or any Domestic Subsidiary that do not have 65% of their Capital Stock pledged pursuant to Pledge Agreements do not, if considered in the aggregate as a single Subsidiary, constitute a Significant Subsidiary. For purposes of this Section 2.18, the assets of any Subsidiary shall be calculated based on the consolidated assets of such Subsidiary and its Subsidiaries. In connection with the delivery of any such Guaranties and Pledge Agreements, the Company shall provide such other documentation to the Administrative Agent, including, without limitation, one or more opinions of counsel satisfactory to the Administrative Agent, corporate documents and resolutions, which in the reasonable opinion of the Administrative Agent is necessary or advisable in connection therewith.
(b) Each of the Borrowers agrees that it will execute and deliver, and cause each Guarantor to execute and deliver, promptly upon the request of the Administrative Agent, such additional Collateral Documents and other agreements, documents and instruments, each in form and substance satisfactory to the Administrative Agent, sufficient to grant to the Administrative Agent, for the benefit of the relevant Lenders and the Administrative Agent, the liens and security interests contemplated by this Agreement and the Collateral Documents.

2.19 Optional Increase in Commitments.
(a) Subject to the conditions set forth below, the Company may, upon at least ten (10) days (or such other period of time agreed to between the Administrative Agent and the Company) prior written notice to the Administrative Agent, increase the Aggregate Commitments from time to time, either by designating a lender not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent which shall not be unreasonably withheld) or by agreeing with an existing Lender that such Lender’s Commitment shall be increased (thus increasing the Aggregate Commitments); provided that:
(i) no Default or Unmatured Default shall have occurred and be continuing hereunder as of the effective date of such increase;
(ii) the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;
(iii) the amount of each such increase in the Aggregate Commitments shall not be less than $10,000,000 (or such other minimum amount agreed to between the Administrative Agent and the Company), and shall not cause the sum of (x) the aggregate increases in the Commitments under this Section 2.19(a) plus (y) the outstanding amount of all New Term Loans made under Section 2.19(b) to exceed $70,000,000;
(iv) the Borrowers and any applicable Lender or lender not theretofore a Lender, shall execute and deliver to the Administrative Agent, a Lender Addition and Acknowledgement Agreement, in form and substance reasonably satisfactory to the Administrative Agent and acknowledged by the Administrative Agent and each Borrower;
(v) no existing Lender shall be obligated in any way to increase any of its Commitments unless it has executed and delivered a Lender Addition and Acknowledgement Agreement;
(vi) the Administrative Agent shall consent (which consent shall not be unreasonably withheld) to such increase and the Company shall have complied with such other conditions in connection with such increase as may be reasonably required by the Administrative Agent;
(vii) the interest rates paid with respect to the increased Commitment shall be identical to those payable with respect to the existing Commitments;
(viii) the Administrative Agent shall have received such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request; and
(ix) a new Lender may not be the Borrower or any Affiliate or Subsidiary of the Borrower.
Upon the execution, delivery, acceptance and recording of the Lender Addition and Acknowledgement Agreement, from and after the effective date specified in a Lender Addition and Acknowledgement Agreement, such existing Lender shall have a Commitment as therein set forth or such other Lender shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder. Upon its receipt of a Lender Addition and Acknowledgement Agreement together with any note or notes, if requested, subject to such addition and assumption and the written consent to such addition and assumption, the Administrative Agent shall, if such Lender Addition and Acknowledgement Agreement has been completed and the other conditions described in this Section 2.19 have been satisfied: (x) accept such Lender Addition and Acknowledgement Agreement; (y) record the information contained therein in the Register; and (z) give prompt notice thereof to the Lenders and the Company and deliver to the Lenders a schedule reflecting the new Commitments. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of a direct or participation interest in each then outstanding Loan and Facility Letter of Credit such that, after giving effect thereto, all Credit Exposure hereunder is held ratably by the Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and facility and letter of credit fees. The Borrowers shall make any payments under Section 3.4 resulting from such assignments.
(b) Subject to the conditions set forth below, the Company may, upon at least ten (10) days (or such other period of time agreed to between the Administrative Agent and the Company) prior written notice to the Administrative Agent, request a new credit facility which is a term loan (a “New Term Loan”); provided that:
(i) no Default or Unmatured Default shall have occurred and be continuing hereunder as of the effective date of such increase;
(ii) the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;
(iii) the amount of each such New Term Loan shall not be less than $10,000,000 (or such other minimum amount agreed to between the Administrative Agent and the Company), and shall not cause the sum of (x) the aggregate increases in the Commitments under Section 2.19(a) plus (y) the outstanding amount of any such New Term Loan (and any other New Term Loans made under this Section 2.19(b)) to exceed $70,000,000;
(iv) the Company and any applicable Lender or lender not theretofore a Lender, shall execute and deliver to the Administrative Agent, a Lender Addition and Acknowledgement Agreement, in form and substance reasonably satisfactory to the Administrative Agent and acknowledged by the Administrative Agent and the Company;
(v) no existing Lender shall be obligated in any way to make any New Term Loan unless it has executed and delivered a Lender Addition and Acknowledgement Agreement;
(vi) the Administrative Agent shall consent (which consent shall not be unreasonably withheld) to such increase and the Company shall have complied with such other conditions in connection with such increase as may be reasonably required by the Administrative Agent;
(vii) the Administrative Agent shall have received such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request;
(viii) the interest rates and fees applicable to the New Term Loan shall be determined by the Company, the Administrative Agent and the Lenders thereunder;

(ix) the New Term Loans shall constitute “Loans” for all purposes of the Loan Documents;
(x) this Agreement and the other Loan Documents may be amended in a writing executed and delivered by the Borrowers and the Administrative Agent to reflect any technical changes necessary to give effect to such New Term Loan in accordance with its terms as set forth herein, which may include the addition of such New Term Loan as a separate facility;
(xi) such New Term Loan is on the same terms and conditions as those set forth in this Agreement, except as set forth in (viii) above or to the extent reasonably satisfactory to the Administrative Agent; and
(xii) a new Lender may not be the Company or any Affiliate or Subsidiary of the Company.
(c) This provisions of Sections 2.19(a) and (b) shall supersede any provisions in Section 8.2 or with respect to pro rata payments or distributions to the contrary.
2.20 Amendment and Restatement. This Agreement amends and restates the Existing Credit Agreement as of the date hereof. All loans and letters of credit outstanding under the Existing Credit Agreement shall constitute Loans and Facility Letters of Credit under this Agreement and all fees and other obligations accrued under the Existing Credit Agreement as of the date of this Agreement will be paid under this Agreement according to the terms of this Agreement. The Loans and Facility Letters of Credit and other obligations pursuant hereto are issued in exchange and replacement for the loans, letters of credit other obligations under the Existing Credit Agreement, shall not be a novation or satisfaction thereof and shall be entitled to and secured by the same collateral with the same priority. The Lenders and each Existing Lender which will not continue as a Lender hereunder (an “Exiting Lender”) will make such payments among themselves as directed by the Administrative Agent so that, after giving effect thereto, each Lender will hold its Pro Rata Share of the outstanding Aggregate Credit Exposure on the Effective Date and with Interest Periods that all begin on the Effective Date and the Company shall be liable for any breakage costs under Section 3.4. All parties hereto acknowledge that this Agreement, as it may be amended, restated or otherwise modified from time to time, constitutes the “Existing Loan Agreement” as defined in the Intercreditor Agreement. The Company acknowledges and agrees that the Pledge Agreements are hereby ratified and confirmed and shall remain in full force and effect, it has no defense, offset, counterclaim or other claim or dispute with respect thereto and such Pledge Agreements are “Stock Pledge Documents” as defined in the Intercreditor Agreement.

ARTICLE III
CHANGE IN CIRCUMSTANCES, TAXES
3.1 Yield Protection. If after the date hereof any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change or modification thereof, or any interpretation thereof, or the compliance of any Lender therewith,
(a)
subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from any Borrower or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder (excluding income taxes and franchise taxes (imposed in lieu of income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein, other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), or

(b)
imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Fixed Rate Advances), or

(c)
imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the affected Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans or its Commitments.
3.2 Changes in Capital Adequacy Regulations. If a Lender determines that the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Company shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender; provided, however, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines, rules, regulations or directives in connection therewith are deemed to have gone into effect and adopted after the date of this Agreement. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3 Availability of Types of Advances. If any Lender determines that maintenance of its Fixed Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders with respect to Eurodollar Loans or the majority (by amount) of Non-Pro Rata Lenders with respect to Non-Pro Rata Loans to any Non-Pro Rata Borrower determine that (i) deposits of a currency, type and maturity appropriate to match fund Eurodollar or Eurocurrency Loans are not available or (ii) the interest rate applicable to a Fixed Rate Loan does not accurately reflect the cost of making or maintaining such Loans, then the Administrative Agent shall suspend the availability of the affected Type of Loans and require any Loans of the affected Type to be repaid at the end of the Interest Period for the affected Loan. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Advance in any Agreed Foreign Currency, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent or the Required Lenders make it impracticable for the Fixed Rate Loans comprising such Advance to be denominated in the Agreed Currency specified by a borrower, then the Administrative Agent shall forthwith give notice thereof to such Borrower and the Lenders, and such Loans shall not be made.
3.4 Funding Indemnification. If any payment of a Fixed Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Fixed Rate Advance is not made on the date specified by a Borrower for any reason other than default by the Lenders, such Borrower will indemnify each Lender for any reasonable loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed Rate Advance.
3.5 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed Rate Loans to reduce any liability of a Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender in any material respect. Each Lender shall deliver a written statement of such Lender to the applicable Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall state that amounts determined in accordance with such procedures are being charged by such Lender to other borrowers with credit facilities similar to this Agreement and credit characteristics comparable to the Company as determined by such Lender and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such sections in connection with a Fixed Rate Loans shall be calculated as though each Lender funded such Loans through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the interest rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the applicable Borrower of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.6 shall survive payment of the Obligations and termination of this Agreement. The Borrowers shall have no obligation to compensate any Lender with respect to amounts provided in Sections 3.1, 3.2, 3.4 or 3.6 with respect to any period prior to the date which is 120 days prior to the date such Lender delivers its written statement hereunder requesting compensation.

3.6 Taxes.
3.6.1 All payments of principal and interest made by the Borrowers under this Agreement and any Note, if any, and all Reimbursement Obligations with respect to Facility Letters of Credit shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income taxes and franchise taxes (imposed in lieu of income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent, any Issuer or any Lender hereunder or under any Note or Facility Letter of Credit, the amounts so payable to the Administrative Agent, such Issuer or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates and in the amounts specified in this Agreement provided, however, that (i) with respect to any Loan or Facility Letter of Credit in U.S. Dollars to the Company, the Company shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of Section 3.6.2, (ii) with respect to any Loan or Facility Letter of Credit in any Agreed Foreign Currency, a Borrower shall not be required to increase any such amounts payable to any Lender if such Lender fails to comply with the requirements of Section 3.6.3 and (iii) with respect to any Foreign Currency Loan or any Foreign Currency Facility Letter of Credit, the Foreign Subsidiary Borrower shall not be required to increase any such amounts payable to any Lender or the Administrative Agent to the extent such Lender could avoid the payment of such amount by changing its Lending Installation, provided that any such change in any Lending Installation shall not be required if such Lender cannot change its Lending Installation for any reason or such Lender has determined that it is disadvantageous to it to do so. Whenever any Non-Excluded Taxes are payable by a Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If a Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
3.6.2 Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:
(a) at least five Business Days before the date of the initial payment to be made by the Company under this Agreement to such Lender, deliver to the Company and the Administrative Agent (i) one or more (as the Company or Administrative Agent may reasonably request) Forms W-8ECI, W-8BEN, W-8IMY (as applicable) or other applicable form, certificate or document prescribed by the United States Internal Revenue Service, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any U.S. federal income taxes, and (ii) a U.S. Internal Revenue Form W-8 or W-9, or successor applicable form, as the case may be, and certify that it is entitled to an exemption from U.S. backup withholding tax;
(b) deliver to the Company and the Administrative Agent two further copies of any such form or certification at least five Business Days before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Administrative Agent and the Company;

(c) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Company or the Administrative Agent; and
(d) file amendments to such forms as and when required; and each Lender (or Transferee) that is incorporated or organized under the laws of the United States of America or a State thereof shall provide two properly completed and duly executed copies of Form W-9, or successor applicable form, at the times specified for delivery of forms under this Section 3.6.2 unless an event (including, without limitation, any change in treaty, law or regulation) has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Company and the Administrative Agent; provided, however, that the Company may rely upon such forms provided to the Company for all periods prior to the occurrence of such event. Each Person that shall become a Lender or a Participant pursuant to Section 13.2 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this Section, provided that in the case of such Participant, the obligations of such Participant pursuant to this Section 3.6.2 shall be determined as if such Participant were a Lender, except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.
(e) comply with any certification, documentation, information or other reporting necessary to establish an exemption from withholding under FATCA and shall provide any other documentation reasonably requested by the Company or the Administrative Agent sufficient for the Administrative Agent and the Company to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.
3.6.3 Each Lender that is not incorporated or organized under the laws of the jurisdiction (a) under the laws of which a Foreign Subsidiary Borrower is incorporated or organized, or (b) in which such Foreign Subsidiary Borrower is located, and, in either case, is a Lender to such Foreign Subsidiary Borrower shall, upon request by such Foreign Subsidiary Borrower, within a reasonable period of time after such request, deliver to such Foreign Subsidiary Borrower or the applicable governmental or taxing authority, as the case may be, any form or certificate required in order that any payment by such Foreign Subsidiary Borrower under this Agreement or any Notes to such Lender may be made free and clear of, and without deduction or withholding for or on account of any Non-Excluded Tax (or to allow any such deduction or withholding to be at a reduced rate) imposed on such payment under the laws of the jurisdiction under which such Foreign Subsidiary Borrower is incorporated or organized, provided that such Lender is legally entitled to complete, execute and deliver such form or certificate and such completion, execution or submission would not prejudice the legal position of such Lender.
3.6.4 Each Lender agrees to use reasonable efforts to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section 3.6, provided that such effort shall not impose on any such Lender any additional costs or legal or regulatory burdens deemed by such Lender in its reasonable judgment to be material. In the event that any Lender determines that any event or circumstance that will lead to a claim by it under this Section 3.6 has occurred or will occur, such Lender will use its best efforts to so notify the Company in writing, provided that any failure to provide such notice shall in no way impair the rights of any Lender to demand and receive compensation under this Section 3.6.

3.6.5 Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.6.5 shall survive the payment of the Obligations and termination of this Agreement.
3.7 Substitution of Lender. If (a) the obligation of any Lender to make or maintain Eurodollar Loans has been suspended pursuant to Section 3.3 when not all Lenders’ obligations to do so have been suspended, (b) any Lender has demanded compensation under Sections 3.1 or 3.2 when all Lenders have not done so, (c) any Lender is a Defaulting Lender, or (d) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 8.2 or any other provision of any Loan Document that requires the consent of all affected Lenders and with respect to which the Required Lenders shall have granted their consent, the Company shall have the right, if no Default then exists, to replace such Lender (a “Replaced Lender”) with one or more other lenders (collectively, the “Replacement Lender”) acceptable to the Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 3.7, the Replacement Lender shall enter into one or more Assignments pursuant to which the Replacement Lender shall acquire the Commitments and outstanding Loans and other obligations of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) the amount of principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) the amount of all accrued, but theretofore unpaid, fees owing to the Replaced Lender hereunder and (C) the amount which would be payable by the Borrowers to the Replaced Lender pursuant to Section 3.4, if any, if the Borrowers prepaid at the time of such replacement all of the Loans of such Replaced Lender outstanding at such time and (ii) all obligations of the Borrowers then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignments, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrowers, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder. The provisions of this Agreement (including without limitation Sections 3.4 and 10.7) shall continue to govern the rights and obligations of a Replaced Lender with respect to any Loans made or any other actions taken by such lender while it was a Lender. Nothing herein shall release any Defaulting Lender from any obligation it may have to any Borrower, the Administrative Agent, Issuer or any other Lender.

ARTICLE IV
CONDITIONS PRECEDENT
4.1 Closing Conditions. On the date hereof, the Borrowers shall furnish, or shall cause to be furnished, to the Administrative Agent, with sufficient copies for the Lenders, each of the following:
(a)
Copies of the articles of incorporation or similar organizational documents of each Borrower and, at or promptly after the date hereof, each Guarantor, together with all amendments thereto, and a certificate of good standing or similar governmental evidence of corporate existence, all certified by the Secretary or an Assistant Secretary of each Borrower and each Guarantor.

(b)
Copies, certified by the Secretary or an Assistant Secretary or other duly authorized representative of each Borrower and each Guarantor, of its by-laws and of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents.

(c)
An incumbency certificate, executed by the Secretary or an Assistant Secretary of each Borrower and each Guarantor, which shall identify by name and title and bear the signature of the officers of such Borrower or such Guarantor authorized to sign the applicable Loan Documents and to make borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrower or such Guarantor.

(d)	An opening compliance certificate, signed by any Designated Financial Officer of the Company, in a form satisfactory to the Administrative Agent.

(e)	A written opinion of the Borrowers’ and Guarantors’ counsel, addressed to the Lenders, in a form acceptable to the Administrative Agent.

(f)
Executed copies of the Consent and Amendment of Collateral Documents and any additional Collateral Documents, Guaranties and other agreements, certificates, lien searches and other documents in connection therewith requested by the Administrative Agent, each duly executed by the Borrowers or the Guarantors, as appropriate.

(g)
Copies of all governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings required on the part of any Borrower or any Guarantor in connection with the execution, delivery and performance of the Loan Documents or the transactions contemplated hereby or thereby or as a condition to the legality, validity or enforceability of the Loan Documents, certified as true and correct in full force and effect as of the Effective Date by a duly authorized officer of the Borrowers, or if none is required, a certificate of such officer to that effect.

(h)	The Guaranty executed by all of the Guarantors.

(i)	Payment of all fees owing by the Borrowers and the Guarantors as of the Effective Date.

(j)
Satisfactory results of all due diligence required by the Administrative Agent or the Required Lenders, including a review of all contingent liabilities, a review of contracts and insurance, a review of all litigation, and environmental matters and other due diligence.

(k)
Executed agreements from each Exiting Lender in form satisfactory to the Administrative Agent, and all parties hereto (i) agree that such agreements will constitute an assignment of the each Exiting Lender’s interest under the Existing Agreement to the Lenders to effectuate the Commitments and Pro Rata Shares contemplated by this Agreement and (ii) acknowledge that each Exiting Lender will not be a party hereto.

(l)
Copies of the unqualified audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2009 and copies of the internally prepared consolidated financial statements of the Company and its Subsidiaries for the fiscal quarter ended June 30, 2010, together with prospective financial statements for the Company and its Subsidiaries, in each case in form and substance satisfactory to the Administrative Agent.

(m)
Since December 31, 2009, evidence reasonably satisfactory to the Administrative Agent that there has been no change in the business, property, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(n)	Such other agreements and documents, and the satisfaction of such other conditions as may be required by the Administrative Agent.
4.2 Each Advance. The Lenders shall not be required to make any Loans nor shall any Issuer be required to issue any Letter of Credit, unless on the applicable Borrowing Date, both before and after giving effect on a pro forma basis to such Loan or Letter of Credit:
(a) There exists no Default or Unmatured Default.
(b) The representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of such Borrowing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;
(c) All legal matters incident to the making of such Loans or the issuance of such Facility Letter of Credit shall be satisfactory to the Administrative Agent and its counsel.
(d) If such Loan is an initial Loan to a Foreign Subsidiary Borrower, the Administrative Agent shall have received a Foreign Subsidiary Opinion in respect of such Foreign Subsidiary Borrower and such other documents requested by the Administrative Agent.
Each Borrowing notice with respect to each borrowing by a Borrower hereunder or each request for an issuance of a Facility Letter of Credit shall constitute a representation and warranty by the Company and such Borrower that the conditions contained in Sections 4.2(a), (b) and (c) have been satisfied.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each of the Company and the Foreign Subsidiary Borrowers (insofar as the representations and warranties set forth below relate to such Foreign Subsidiary Borrower) represents and warrants to the Lenders that:
5.1 Corporate Existence and Standing. Each of the Company and its Subsidiaries is a corporation, partnership, limited liability company or other organization, duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite corporate, partnership, company or similar authority to conduct its business as presently conducted.
5.2 Authorization and Validity. Each Borrower has the corporate or other power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by each of the Borrowers of the Loan Documents and the performance of their obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which they are a party constitute legal, valid and binding obligations of the Borrowers enforceable against the Borrowers in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
5.3 No Conflict; Government Consent. Neither the execution and delivery by the Borrowers of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Subsidiaries or the Company’s or any Subsidiary’s articles of incorporation, code of regulations or by-laws or the provisions of any material indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than any Lien permitted by Section 6.14) in, of or on the Property of the Company or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. Other than those which have been obtained, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.
5.4 Financial Statements. All financial statements of the Company and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Company and its Subsidiaries.
5.5 Material Adverse Change. Since December 31, 2009, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
5.6 Taxes. The Company and its Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed by any Governmental Authority and have paid all taxes shown as due pursuant to said returns or pursuant to any assessment received by the Company or any of its Subsidiaries by any Governmental Authority, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien (other than as permitted by Section 6.14) exists. No material tax liens have been filed and no claims are being asserted with respect to any such taxes, other than as permitted by Section 6.14.

5.7 Litigation and Contingent Obligations. Except as set forth on Schedule 5.7 hereto, there is no litigation, arbitration or proceeding pending or, to the knowledge of any of the Company’s executive officers, any governmental investigation or inquiry pending or any litigation, arbitration, governmental investigation, proceeding or inquiry threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Loans or Advances. Other than any liability incident to such litigation, arbitration or proceedings listed on Schedule 5.7, the Company and its Subsidiaries have no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.
5.8 Subsidiaries. Schedule 5.8 hereto contains an accurate list of all Subsidiaries of the Company as of the date of this Agreement, setting forth their respective jurisdictions of incorporation or organization and the percentage of their respective capital stock owned by the Company or other Subsidiaries. All of the issued and outstanding shares of Capital Stock of such Subsidiaries held by the Company have been duly authorized and issued and are fully paid and non-assessable.
5.9 ERISA. Each member of the Controlled Group has fulfilled its material obligations under the minimum funding standards of ERISA and the Code with respect to each Plan. Each member of the Controlled Group is in material compliance with the applicable provisions of ERISA and the Code with respect to each Plan except where such non compliance would not have a Material Adverse Effect. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event which has or may result in any material liability has occurred with respect to any Plan, and no steps have been taken to reorganize or terminate any Single Employer Plan. No member of the Controlled Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Single Employer Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any material, actual liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
5.10 Accuracy of Information. No information, exhibit or report furnished by the Company or any of its Subsidiaries in writing to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, as of the date thereof.
5.11 Regulations T, U and X. Neither the Company nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose. After applying the proceeds of each Advance, such margin stock will not constitute more than 25% of the value of the assets (either of the Company alone or of the Company and its Subsidiaries on a consolidated basis) that are subject to any provisions of any Loan Document that may cause the Advances to be deemed secured, directly or indirectly, by such margin stock. The Company and its Subsidiaries are in compliance with Section 6.2.
5.12 Material Agreements. Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party (including any agreement or instrument evidencing or governing Indebtedness), which default could reasonably be expected to have a Material Adverse Effect.

5.13 Compliance With Laws. The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property if failure to comply could reasonably be expected to have a Material Adverse Effect.
5.14 Plan Assets; Prohibited Transactions. The Company and its Subsidiaries have not engaged in any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in any material liability; and neither the execution of this Agreement nor the making of Loans (assuming that the Lenders do not fund any of the Loans with any “plan assets” as defined above) hereunder give rise to a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
5.15 Environmental Matters. In the ordinary course of its business, the officers of the Company consider the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Company and its Subsidiaries due to Environmental Laws. Except as set forth on Schedule 5.15 hereto, on the basis of this consideration, the Company has reasonably concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
5.16 Investment Company Act. No Borrower is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.17 Foreign Subsidiary Borrowers. (a) Except as described on Schedule 5.8, each Foreign Subsidiary Borrower is a direct or indirect Wholly-Owned Subsidiary of the Company (excluding director qualifying shares); and
(b) Each Foreign Subsidiary Borrower will have, upon becoming a party hereto, all right and authority to enter into this Agreement and each other Loan Document to which it is a party, and to perform all of its obligations under this and each other Loan Document to which it is a party; all of the foregoing actions will have been taken prior to any request for Loans by such Borrower, duly authorized by all necessary action on the part of such Borrower, and when such Foreign Subsidiary Borrower becomes a party hereto, this Agreement and each other Loan Document to which it is a party will constitute valid and binding obligations of such Borrower enforceable in accordance with their respective terms except as such terms may be limited by the application of bankruptcy, moratorium, insolvency and similar laws affecting the rights of creditors generally and by general principles of equity.
5.18 Ownership of Properties. On the Effective Date, the Company and its Subsidiaries will have good title, free of all Liens (other than as permitted by Section 6.14), to all Property and assets reflected in the financial statements as owned by it.

5.19 Solvency. (i) Immediately after the consummation of the transactions to occur on the Effective Date and immediately following the making of each Loan, if any, made on the Effective Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Company and its Subsidiaries on a consolidated basis will not have unreasonable small capital with which to conduct the business in which they are engaged as such businesses are now conducted and are proposed to be conducted after the Effective Date.
5.20 Collateral Documents. Except as set forth on Schedule 6.14, the Collateral Documents grant a first priority, perfected and enforceable lien and security interest on all Collateral subject to the Collateral Documents, which lien and security interest is not void or voidable.
5.21 Labor Controversies. There are no labor controversies pending or, to the best of the Company’s knowledge, threatened against the Company or any Subsidiary, which could have a Material Adverse Effect.
5.22 Burdensome Obligations. The Company does not presently anticipate that future expenditures needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome as to cause a Material Adverse Effect.
5.23 Intellectual Property. Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, service marks, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”) except for those the failure to own or license which could not be reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use by the Company or any of its Subsidiaries of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company or any of its Subsidiaries know of any valid basis for any such claim. To the knowledge of the Company, the use of such Intellectual Property by the Company and each of its Subsidiaries does not infringe on the rights of any Person, and, to the knowledge of the Company, no such Intellectual Property of the Company and its Subsidiaries has been infringed, misappropriated or diluted by any other Person except for such claims, infringements, misappropriation and dilution that, in the aggregate, could not have a Material Adverse Effect.

ARTICLE VI
COVENANTS
During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
6.1 Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting enabling it to provide consolidated financial statements for the Company and each Subsidiary in accordance with GAAP and furnish to the Lenders:
(i) As soon as available, but in any event within 90 days after the end of each fiscal year of the Company or at such earlier time as the SEC may require the Company to deliver its Form 10-K (commencing with the fiscal year ended December 31, 2010), an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Company’s independent certified public accountants) audit report certified by nationally recognized independent certified public accountants certifying that the Company’s consolidated financial statements are fairly stated in all material respects, in accordance with GAAP for itself and the Subsidiaries, including balance sheets as of the end of such period, related income statements, and statements of cash flows, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.
(ii) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company or at such earlier time as the SEC may require the Company to deliver its Form 10-Q (commencing with the fiscal quarter ended September 30, 2010), for itself and the Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and related income statement and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by a Designated Financial Officer of the Company.
(iii) Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in a form reasonably acceptable to the Administrative Agent signed by a Designated Financial Officer of the Company (x) showing the calculations necessary to determine compliance with this Agreement (including Sections 2.18(a), 6.19, 6.20 and 6.23) and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (y) stating whether any change in GAAP or in the application thereof has occurred since the date of the Company’s audited financial statements for the fiscal year ending December 31, 2009, and if any such change has occurred, specifying such change in reasonable detail and the effect of such change on the financial statements accompanying such certificate;
(iv) As soon as possible and in any event within 5 Business Days after (x) receipt by the Company, and (y) a determination is made by the Company concerning a Material Adverse Effect with respect thereto, a copy of (a) any notice or claim to the effect, that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Company, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Company or any of its Subsidiaries, and (c) any notice of occurrence of any Reportable Event, which, in each case, could reasonably be expected to have a Material Adverse Effect.
(v) Promptly after the sending or filing thereof, copies of all reports, proxy statements and financial statements which the Company or any of its Subsidiaries sends to or files with any of their respective security holders or any securities exchange or the SEC pertaining to the Company or any of its Subsidiaries as the issuer of securities:
(vi) Promptly and in any event within 10 Business Days after receipt, a copy of any management letter or comparable analysis prepared by the auditors for the Company or any of its Subsidiaries;

(vii) Within 60 days after the end of each fiscal year of the Company, a budget and forecast prepared by the Company for such fiscal year in detail satisfactory to the Administrative Agent;
(viii) Promptly, such other information respecting the business, properties, operations or condition, financial or otherwise, of the Company or any of their respective Subsidiaries as any Lender or the Administrative Agent may from time to time reasonably request.
Information required to be delivered pursuant to this Section 6.1 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or such reports shall be available on the website of the SEC at http://www.sec.gov or on the Company’s website at http://www.myersindustries.com. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
6.2 Use of Proceeds. The Company will, and will cause each Subsidiary to, use the proceeds of all Advances for working capital or general corporate purposes, including strategic alliances, and to repay outstanding Advances. None of the proceeds of any of the Advances made under this Agreement will be used, whether directly or indirectly, in violation of any applicable law or regulation, including without limitation Regulations T, U or X, or to purchase or carry any Margin Stock.
6.3 Notice of Default. The Company will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.
6.4 Conduct of Business. The Company will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of organization (subject to Section 6.11) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in any such case where such failure would not reasonably be expected to have a Material Adverse Effect.
6.5 Taxes. The Company will, and will cause each Subsidiary to, timely file, complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP and those which the failure to file or pay would not reasonably be expected to have a Material Adverse Effect.
6.6 Insurance. The Company will, and will cause each Subsidiary to, maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any of any properties owned, occupied or controlled by it, in such amount as it shall reasonably deem necessary, and maintain such other insurance as may be required by law or as may be requested by the Administrative Agent, provided that it is acknowledged that the Company and its Subsidiaries may continue to self insure in connection with health insurance and workers compensation consistent with their past practices.

6.7 Compliance with Laws. The Company will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect.
6.8 Maintenance of Properties. The Company will, and will cause each Subsidiary to, do all things reasonably necessary to maintain, preserve, protect and keep its material Property in good repair, working order and condition (ordinary wear and tear excepted), and make all reasonably necessary and proper repairs, renewals and replacements.
6.9 Inspection. The Company will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, directly or by their respective representatives and agents, to inspect (at no cost to any Borrower and subject to confidentiality requirements of Section 10.11) any of the Property, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable prior notice at such reasonable times and intervals as the Administrative Agent or any Lender, as the case may be, may designate.
6.10 Indebtedness. The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness (including without limitation Contingent Obligations), except:
(i)	The Loans, the Facility Letters of Credit and the other Obligations.

(ii)
Indebtedness of the Company or any Domestic Subsidiary which is a Guarantor owing to the Company or any of its Subsidiaries and Indebtedness of any Foreign Subsidiary consisting of loans or advances permitted by Section 6.13(vii).

(iii)	Contingent Obligations with respect to the endorsement of instruments for deposit or collection in the ordinary course of business.

(iv)	Indebtedness of the Borrowers under Rate Hedging Agreements.

(v)	The Senior Notes in an aggregate principal amount not to exceed $100,000,000, as reduced from time to time.

(vi)	Existing Indebtedness described on Schedule 6.10, but no increase in the amount thereof as reduced from time to time.

(vii)
Any refunding or refinancing of any Indebtedness referred to in clauses (ii) through (vi) above, provided that any such refunding or refinancing of such Indebtedness does not increase the principal amount thereof, shorten the maturities thereof or make any of the other terms or provisions thereof materially more onerous on the Company or any of its Subsidiaries.

(viii)
Indebtedness pursuant to Permitted Securitization Transactions provided that the aggregate outstanding amount sold or financed under all Permitted Securitization Transactions shall not exceed $50,000,000.

(ix)
Other Indebtedness; provided that (a) at the time of the creation, incurrence or assumption of such other Indebtedness and after giving effect thereto, no Default or Unmatured Default exists, and (b) the aggregate outstanding principal amount of all such other Indebtedness of the Company and its Subsidiaries does not exceed an amount equal to the greater of $50,000,000 or 10% of the Consolidated Total Assets at the time of the creation, incurrence or assumption of such other Indebtedness and after giving effect thereto, provided that, of the amount of such other Indebtedness permitted by this clause (b), not more than $15,000,000 in aggregate principal amount may be owing by Subsidiaries that are not Guarantors.

6.11 Merger. The Company will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (i) a Subsidiary may merge into the Company or a Wholly-Owned Subsidiary, (ii) if any such merger involves the Company, the Company shall be the surviving corporation, and (iii) if any such merger involves the Company, the Consolidated Adjusted Net Worth immediately after the merger would be equal to or greater than the Consolidated Adjusted Net Worth immediately preceding such merger.
6.12 Sale of Assets. The Company will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person (other than the Company or any Guarantor), except:
(i) Sales of inventory in the ordinary course of business.
(ii) Sales or other dispositions in the ordinary course of business of fixed assets for the purpose of replacing such fixed assets, provided that such fixed assets are replaced within 180 days of such sale or other disposition with other fixed assets which have a fair market value not materially less than the fixed assets sold or otherwise disposed of.
(iii) Any sale or other transfer of an interest in accounts or notes receivable to a Securitization Entity pursuant to a Permitted Securitization Transaction allowed by the terms of this Agreement.
(iv) Other leases, sales (including sale leasebacks) or other dispositions of its Property that, together with all other Property of the Company and its Subsidiaries previously leased, sold or disposed of (other than as provided in clauses (i) through (v) above) as permitted by this Section during the twelve-month period ending with the month prior to the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Company and its Subsidiaries.
Notwithstanding anything in this Section 6.12 to the contrary, (a) no such leases, sales or other dispositions of property may be made (other than pursuant to clause (i) above) if any Default or Unmatured Default has occurred and is continuing, and (b) all leases, sales and other dispositions of Property at any time shall be for not less than the fair market value of such Property as determined in good faith by the Company. Additionally, notwithstanding anything in this Section 6.12 to the contrary, (x) any Foreign Subsidiary may transfer any or all of its assets to the Company, a Guarantor or a Foreign Subsidiary Borrower, provided that a Foreign Subsidiary Borrower that has any Obligations outstanding may not so transfer its assets to a Foreign Subsidiary Borrower unless the transferee of such assets assumes all such Obligations in a manner acceptable to the Administrative Agent, and (y) any Subsidiary may transfer any or all of its assets to the Company or a Guarantor.

6.13 Investments and Acquisitions. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries which are not Wholly-Owned Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or make any Acquisition of any Person, except:
(i) the Company or any of its Subsidiaries may invest in cash and Cash Equivalents.
(ii) the Company and its Subsidiaries may acquire and hold receivables owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms.
(iii) loans and advances to employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business and consistent with past practices.
(iv) Existing Investments in Subsidiaries and other Investments in existence on the Effective Date and described in Schedule 6.13 hereto.
(v) Loans and advances by the Company or any of its Subsidiaries to the Company or to any Guarantor.
(vi) Investments in a Securitization Entity in connection with Permitted Securitization Transactions and in an aggregate outstanding amount acceptable to the Administrative Agent and required to consummate the Permitted Securitization Transactions plus accounts or notes receivable permitted to be transferred to a Securitization Entity in connection with Permitted Securitization Transactions.
(vii) Loans and advances by Foreign Subsidiary Borrowers to Foreign Subsidiaries, provided that such loans and advances are evidenced by documentation, and are on terms, reasonably acceptable to the Administrative Agent.
(viii) Other Investments and Acquisitions in any consecutive twelve month period, provided that no Default or Unmatured Default exists or would be caused thereby and, if the Leverage Ratio before and after giving effect to such Investment or Acquisition (on a pro forma basis acceptable to the Administrative Agent) is equal to or greater than 2.75:1.0, the sum of (x) the aggregate amount of such Investments, plus (y) the aggregate amount of consideration (including without limitation all direct payments, all earnout and other deferred payments, all Indebtedness and other obligations assumed or incurred and any other form of consideration) paid or payable for such Acquisitions do not exceed in the aggregate an amount equal to $75,000,000 for any consecutive twelve month period.
Notwithstanding anything herein to the contrary, neither the Company nor any of its Subsidiaries shall make any Investment or Acquisition unless (A) the target of such Acquisition or Investment is in the same or similar line of business as the Company, provided that up to $10,000,000 in the aggregate may be paid by the Company or any of its Subsidiaries in connection with Acquisitions pursuant to which the target is not in the same or similar line of business as the Company, (B) the Board of Directors (or similar governing body) and the management of the target of such Acquisition or Investment have approved such Acquisition and (c) no Default or Unmatured Default would exist after giving effect to such Acquisition or Investment on a pro forma basis acceptable to the Administrative Agent.

6.14 Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Subsidiaries, except:
(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
(ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 90 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.
(iii) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.
(iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or the Subsidiaries.
(v) Liens existing on the Effective Date and described in Schedule 6.14 hereto, but no increase in the amount secured thereby as reduced from time to time.
(vi) Liens in favor of the Company or any Lien granted by any Subsidiary in favor of a Guarantor.
(vii) Liens in favor of the Administrative Agent, securing the Obligations, granted pursuant to any Collateral Document.
(viii) Liens, whether pursuant to purchase money loans or Capitalized Leases, and including those listed on Schedule 6.14, securing aggregate Indebtedness of not more than $25,000,000, either (A) placed upon equipment or machinery used in the ordinary course of business of the Company or any Subsidiary at the time of (or within 20 days after) the acquisition thereof by the Company or any such Subsidiary to secure Indebtedness incurred to pay all or a portion of the purchase price thereof, provided that the Lien encumbering the equipment or machinery so acquired does not encumber any other assets of the Company or any such Subsidiary; or (B) existing on property or other assets at the time acquired by the Company or any Subsidiary or on assets of a Person at the time such Person first becomes a Subsidiary of the Company, provided that (v) any such Liens were not created at the time of or in contemplation of the acquisition of such assets or Person by the Company or any of its Subsidiaries, (w) in the case of any such acquisition of a Person, any such lien attaches only to the property and assets of such Person, (x) in the case of any such acquisition of property or assets by the Company or any Subsidiary, any such Lien attaches only to the property and assets so acquired and not to any other property or assets of the Company or any Subsidiary, (y) the Indebtedness secured by any such Lien does not exceed 100% of the fair market value of the property and assets to which such lien attaches, determined at the time of the acquisition of such property or assets or the time at which such Person becomes a Subsidiary of the Company (except in the circumstances described in this clause (B) above to the extent such Liens constituted customary purchase money liens at the time of incurrence and were entered into in the ordinary course of business).

(ix) Any extension, renewal or replacement (or successive extension, renewal, or replacement) in whole or in part, of any Lien referred to in the foregoing clauses (i) through (viii) inclusive; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).
(x) Liens on the Common Collateral securing the Obligations and Senior Note Obligations on a pro rata basis (in accordance with the amount of the Obligations and Senior Note Obligations) and subject to the Intercreditor Agreement.
(xi) Liens (in addition to the Liens permitted above in this Section 6.14) on assets of the Company and its Subsidiaries securing Indebtedness in an aggregate principal amount not to exceed $15,000,000.
6.15 Affiliates. Except as described on Schedule 6.15, the Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms (taken as a whole) no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction.
6.16 Dividends. The Company will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its Capital Stock (other than dividends payable in its own Capital Stock which is common stock) or redeem, repurchase or otherwise acquire or retire any of its Capital Stock at any time outstanding, except that (a) any Subsidiary may declare and pay dividends or make distributions to the Company or to a Wholly-Owned Subsidiary and (b) the Company may declare or pay such other dividends or distributions on its Capital Stock or may complete redemptions, repurchases or other acquisitions or retirements of its Capital Stock, provided in all cases that no Default or Unmatured Default exists or would be caused thereby.
6.17 Amendments of and Payments on Indebtedness. The Company will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Indebtedness, other than prepayments by Foreign Subsidiaries of obligations owing by such Foreign Subsidiaries to Borrowers or Guarantors.
6.18 Financial Contracts. The Company will not, and will not permit any Subsidiary to, enter into any Financial Contract for purposes of financial speculation.
6.19 Leverage Ratio. The Company will not permit its Leverage Ratio to exceed 3.25 to 1.0 as of the last day of any fiscal quarter of the Company.
6.20 Interest Coverage Ratio. The Company will not permit its Interest Coverage Ratio to be less than 3.00 to 1.0 as of the last day of any fiscal quarter of the Company.

6.21 Negative Pledge Limitation. Except as set forth in the Senior Note Documents, the Company will not, and will not permit any of its Subsidiaries to, enter into any agreement with any Person other than the Lenders pursuant hereto which prohibits or limits the ability of the Company or any Subsidiary to create, incur, assume or suffer to exist any lien upon any of its assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired.
6.22 Additional Covenants. If at any time a Borrower shall enter into or be a party to any instrument or agreement with respect to any Indebtedness which in the aggregate, together with any related Indebtedness, exceeds $5,000,000, including all such instruments or agreements in existence as of the date hereof and all such instruments or agreements entered into after the date hereof, relating to or amending any terms or conditions applicable to any of such Indebtedness which includes financing or similar covenants not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement, then such financial or similar covenants are hereby incorporated by reference into this Agreement to the same extent as if set forth fully herein, and no subsequent amendment, waiver, termination or modification thereof shall affect any such financial or similar covenants incorporated herein.
6.23. Capital Expenditures. The Company will not permit the consolidated capital expenditures (exclusive of any amounts expended to close any Acquisition permitted under this Agreement) of the Borrower and its Subsidiaries during any one fiscal year to exceed the sum of (i) $40,000,000 plus (ii) commencing with the fiscal year ending December 31, 2012, the amount by which such consolidated capital expenditures for the previous fiscal year were less than $40,000,000.
ARTICLE VII
DEFAULTS
The occurrence of any one or more of the following events shall constitute a Default:
7.1 Any representation or warranty made, including without limitation those deemed made pursuant to Section 4.2, by or on behalf of the Company or its Subsidiaries to the Lenders or the Administrative Agent in any Loan Document, in connection with any Loan or Facility Letter of Credit, or in any certificate or information delivered in writing in connection with any Loan Document or in any certificate or information delivered in writing in connection with any Loan Document shall be false in any material respect on the date as of which made.
7.2 Nonpayment of principal of any Loan when due, or nonpayment of interest on any Loan or of any facility fee within three Business Days after written notice from the Administrative Agent that the same has become due, or nonpayment of any other obligations under any of the Loan Documents within five days after written notice from the Administrative Agent that the same has become due.
7.3 The breach by any Borrower of any of the terms or provisions in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19 or 6.20.
7.4 The breach by any Borrower or Guarantor (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within 30 days after written notice from the Administrative Agent.

7.5 Failure of the Company or any of its Subsidiaries to pay when due any Indebtedness or Rate Hedging Obligations aggregating in excess of $5,000,000 (“Material Indebtedness”); or the default by the Company or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Company or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.
7.6 The Company or any of its Subsidiaries, shall (i) have an order for relief entered with respect to it under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts or seeking similar relief under any law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency or reorganization or relief of debtors or similar proceeding or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, company or other action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.
7.7 Without its application, approval or consent, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Subsidiaries or any Substantial Portion of their respective Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Company or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.
7.8 Any court, government or governmental agency shall without appropriate compensation condemn, seize or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Property of the Company or any of its Subsidiaries which, when taken together with all other Property of the Company and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion and is reasonably likely to have a Material Adverse Effect.
7.9 The Company or any of its Subsidiaries shall fail within 90 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $5,000,000 in aggregate amount for the Company and its Subsidiaries, which is not stayed on appeal.
7.10 Any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Single Employer Plan with Unfunded Liabilities in excess of $5,000,000 (a “Material Plan”) shall be filed under Section 4041(c) of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which causes one or more members of the Controlled Group to incur a current payment obligation in excess of $5,000,000 in aggregate amount for the Controlled Group.

7.11 The Company or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Company or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any applicable foreign, federal, state or local environmental, health or safety law or regulation, which, in either case, could reasonably be expected to have a Material Adverse Effect.
7.12 The occurrence of any Change of Control.
7.13. The occurrence of any “default”, as defined in any Collateral Document, or the breach of any of the terms or provisions of any Collateral Document, which default or breach continues beyond any period of grace therein provided.
7.14. Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document.
7.15 Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or assert the invalidity or unenforceability of any Guaranty by any Guarantor, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor denies that it has any further liability under any Guaranty to which it is a party, or gives notice to such effect.
ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1 Acceleration. (a) If any Default described in Section 7.6 or 7.7 occurs, (i) the obligations of the Lenders to make Loans hereunder and the obligations of the Issuers to issue Facility Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive and without any election or action on the part of the Administrative Agent or any Lender and (ii) each Borrower will be and become thereby unconditionally obligated, without the need for demand or the necessity of any act or evidence, to deliver to the Administrative Agent, at its address specified pursuant to Article XIV, for deposit into the Letter of Credit Collateral Account, an amount (the “Collateral Shortfall Amount”) equal to the excess, if any, of
(A) 105% of the sum of the aggregate maximum amount remaining available to be drawn under the Facility Letters of Credit requested by such Borrower (assuming compliance with all conditions for drawing thereunder) issued by an Issuer and outstanding as of such time, over
(B) the amount on deposit for such Borrower in the Letter of Credit Collateral Account at such time that is free and clear of all rights and claims of third parties (other than the Administrative Agent and the Lenders) and that has not been applied by the Lenders against the Obligations of such Borrower.

(b) If any Default occurs and is continuing (other than a Default described in Section 7.6 or 7.7), (i) the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans and the obligation of the Issuers to issue Facility Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon (if so declared) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive and (ii) the Required Lenders may, upon notice delivered to the Borrowers with outstanding Facility Letters of Credit and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on each such Borrower to deliver (and each such Borrower will, forthwith upon demand by the Required Lenders and without necessity of further act or evidence, be and become thereby unconditionally obligated to deliver), to the Administrative Agent, at its address specified pursuant to Article XIV, for deposit into the Letter of Credit Collateral Account an amount equal to the Collateral Shortfall Amount payable by such Borrower.
(c) If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrowers with outstanding Facility Letters of Credit to deliver (and each such Borrower will, forthwith upon demand by the Administrative Agent and without necessity of further act or evidence, be and become thereby unconditionally obligated to deliver), to the Administrative Agent as additional funds to be deposited and held in the Letter of Credit Collateral Account an amount equal to such Collateral Shortfall Amount payable by such Borrower at such time.
(d) The Administrative Agent may at any time or from time to time after funds are deposited in the Letter of Credit Collateral Account, apply such funds to the payment of the Obligations of the relevant Borrowers and any other amounts as shall from time to time have become due and payable by the relevant Borrowers to the Lenders under the Loan Documents.
(e) Neither the Borrowers nor any Person claiming on behalf of or through the Borrowers shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account. After all of the Obligations have been indefeasibly paid in full, any funds remaining in the Letter of Credit Collateral Account shall be returned by the Administrative Agent to the applicable Borrower(s) or paid to whoever may be legally entitled thereto at such time.
(f) The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any Persons with respect to any such funds.

8.2 Amendments.
8.2.1 Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, that no Lender’s Commitment may be modified without such Lender’s written consent and, provided, further, that no such supplemental agreement shall:
(a) Extend the final maturity of any Loan, Note or Reimbursement Obligation or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon without the consent of each Lender directly affected thereby.
(b) Reduce the percentage specified in the definition of Required Lenders without the consent of each Lender.
(c) Increase the Commitment of any Lender without the consent of such Lender
(d) Extend the Facility Termination Date without the consent of each Lender directly affected thereby.
(e) Permit any Borrower to assign its rights under this Agreement without the consent of each Lender directly affected thereby.
(f) Release all or substantially all of the Common Collateral without the consent of each Lender.
(g) Release the Guaranty of the Company under Article IX hereof or release all or substantially all of the other Guarantors without the consent of each Lender.
(h) Amend this Section 8.2.1 without the consent of each Lender.
Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) no modification or waiver of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent; (ii) no modification or waiver of any provision of this Agreement relating to the Issuer shall be effective without the written consent of the Issuer; (iii) no increase in the amount of any Non-Pro Rata Sub-Commitment of any Non-Pro Rata Lender hereunder shall be effective without the written consent of such Non-Pro Rata Lender; (iv) the Administrative Agent may waive payment of the fee required under Section 13.3.2 without obtaining the consent of any other party to this Agreement; (v) any Lender’s Commitment may be increased or decreased (subject to clause (c) above) with the written consent of such Lender, the Administrative Agent and the Company, any Lender may removed as a Lender hereunder with the written consent of such Lender, the Administrative Agent and the Company and any Person may added as a Lender hereunder with the written consent of such Person, the Administrative Agent and the Company and subject to the execution of such supplemental agreements and documents required by the Administrative Agent; (vi) this Agreement and the Loan Documents may be amended as described in Section 2.19; and (vii) the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
8.2.2 In addition to the above amendments, Schedule 1.1(c) may be amended as follows:
(i) Schedule 1.1(c) will be automatically amended to add Subsidiaries of the Company as additional Foreign Subsidiary Borrowers upon (A) execution and delivery by the Company, any such Foreign Subsidiary Borrower and the Administrative Agent, of a Joinder Agreement providing for any such Subsidiary to become a Foreign Subsidiary Borrower, (B) delivery to the Administrative Agent of (a) a Foreign Subsidiary Opinion in respect of such additional Foreign Subsidiary Borrower and (b) such other documents with respect thereto as the Administrative Agent shall reasonably request and (c) the written approval of the Administrative Agent in its sole discretion.

(ii) Schedule 1.1(c) will be automatically amended to remove any Subsidiary as a Foreign Subsidiary Borrower upon (A) written notice by the Company to the Administrative Agent to such effect and (B) repayment in full of all outstanding Loans and all other obligations pursuant to any Loan Document of such Foreign Subsidiary Borrower.
8.2.3 In addition to above amendments, Schedule 1.1(a) may be amended by the Administrative Agent to alter the Non-Pro Rata Sub-Commitments in accordance with Section 2.1(d) or the Commitments in accordance with Section 2.19 or 8.2.1, and shall be deemed automatically amended each time the Administrative Agent sends a revised Schedule 1.1(a) to the Lenders and the Company pursuant to this Agreement.
8.2.4 Notwithstanding anything herein to the contrary, (i) any Defaulting Lender shall not be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver and, for purposes of determining the Required Lenders and the Required Lenders, the Commitments and the Credit Exposure of such Defaulting Lender shall be disregarded, provided that any waiver, amendment or modification requiring the consent of all Lenders or each Lender affected thereby which affects such Defaulting Lender shall require the consent of such Defaulting Lender, and (ii) the Administrative Agent shall have the ability, but not the obligation, to replace any such Defaulting Lender with another lender or lenders.
8.3 Equalization of Credit Exposure. Upon the occurrence of a Default under Section 7.2, 7.6 or 7.7, (i) each Advance denominated in an Agreed Foreign Currency shall, automatically and with no further action required, be converted into the U.S. Dollar Equivalent of such amount and on and after such date all amounts accruing and owed to any Lender in respect of such Obligations shall accrue and be payable in U.S. Dollars at the rates otherwise applicable hereunder, and (ii) each Lender shall be deemed to have purchased, without recourse or warranty, participation interests in the other Lender’s Advances and/or take such other reasonable actions and make such other equitable adjustments among the Lenders as reasonably agreed to by the Lenders, to ensure that each Lender holds a portion (its “Equalized Share”) of the Aggregate Credit Exposure determined based the ratio of such Lender’s Commitment to the Aggregate Commitment (if the Commitments have been terminated, the amount of any Commitment for the purposes of this Section 8.3 shall be deemed equal to the amount of such Commitment immediately prior to its termination), it being the intent of the Lenders that following such participations, equalization payments and other actions in connection therewith, each Lender shall hold, whether through participation or directly, a share of the Aggregate Credit Exposure equal to its Equalized Share. The Lenders and the Administrative Agent agree to promptly execute any further documents and make such payments, if any, among themselves to accomplish such equalization. Notwithstanding the foregoing, any New Term Loans, if any, shall be excluded from the Advances and Aggregate Credit Exposure for purposes of the equalization under this Section 8.3, and it is the intent of this Section 8.3 to equalize the Aggregate Credit Exposure among the Lenders excluding any New Term Loans.
8.4 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrowers to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX
GUARANTEE
9.1 Guarantee. (a) The Company hereby unconditionally and irrevocably guarantees to the Administrative Agent and the Lenders and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Foreign Subsidiary Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations owing by such Foreign Subsidiary Borrowers.
(b) The Company further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which are paid or incurred by the Administrative Agent, or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Company under this Section. This Section shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto the Borrowers may be free from any Obligations.
(c) No payment or payments made by any Borrower or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Company hereunder which shall, notwithstanding any such payment or payments, remain liable hereunder for the Obligations until the Obligations are paid in full and the Commitments are terminated.
(d) The Company agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability under this Section, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Section for such purpose.
9.2 No Subrogation. Notwithstanding any payment or payments made by the Company hereunder, or any set-off or application of funds of the Company by the Administrative Agent or any Lender, the Company shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrowers or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Company seek or be entitled to seek any contribution or reimbursement from the Borrowers in respect of payments made by the Company hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrowers on account of the Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to the Company on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Company in trust for the Administrative Agent and the Lenders, segregated from other funds of the Company, and shall, forthwith upon receipt by the Company, be turned over to the Administrative Agent in the exact form received by the Company (duly endorsed by the Company to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as Administrative Agent may determine. The provisions of this paragraph shall survive the termination of this Agreement and the payment in full of the Obligations and the termination of the Commitments.

9.3 Amendments, etc. with respect to the Obligations; Waiver of Rights. The Company shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Company, and without notice to or further assent by the Company, any demand for payment of any of the Obligations made by the Administrative Agent or the Required Lenders may be rescinded by the Administrative Agent or the Required Lenders, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or the Required Lenders, and any Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the provisions thereof as the Administrative Agent (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. None of the Administrative Agent or any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Agreement or any property subject thereto. When making any demand hereunder against the Company, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on any other Borrower or any other guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from any other Borrower or any such other guarantor or any release of the Borrowers or such other guarantor shall not relieve the Company of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Company. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
9.4 Guarantee Absolute and Unconditional. The Company waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Agreement or acceptance of this Agreement; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Agreement; and all dealings among the Borrowers, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Agreement. The Company waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Foreign Subsidiary Borrowers and the Company with respect to the Obligations. This Article IX shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of this Agreement, any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance by any Borrower) which may at any time be available to or be asserted by any Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Obligations, or of the Company under this Section 9.4, in bankruptcy or in any other instance (other than a defense of payment or performance by the Borrowers). When pursuing its rights and remedies hereunder against the Company, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrowers or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrowers or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Company of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Company. This Article IX shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Company and its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Company under this Agreement shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrowers may be free from any Obligations.
9.5 Reinstatement. This Article IX shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or Trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.
9.6 Payments. The Company hereby agrees that all payments required to be made by it hereunder will be made to the Administrative Agent without set-off or counterclaim in accordance with the terms of the Obligations, including, without limitation, in the currency in which payment is due.
ARTICLE X
GENERAL PROVISIONS
10.1 Survival of Representations. All representations and warranties of the Borrowers Lenders, and Issuers contained in this Agreement shall survive delivery of the Loan Documents and the making of the Loans herein contemplated.
10.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to a Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
10.3 Taxes. Any taxes (excluding income taxes and franchise taxes (imposed in lieu of income taxes), imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document)) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Company, together with interest and penalties, if any.
10.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.5 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent and the Lenders relating to the subject matter thereof other than any fee letters among any Borrowers and either of the Administrative Agent or Arranger and any other agreements of any of the Borrowers with the Administrative Agent which survive the execution of the Loan Documents.
10.6 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
10.7 Expenses; Indemnification. (i) The Borrowers shall reimburse the Administrative Agent and the Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration (including, without limitation, preparation of the reports described below) of the Loan Documents. The Borrowers also agree to reimburse the Administrative Agent, the Arranger and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arranger and the Lenders, which attorneys may be employees of the Administrative Agent, the Arranger or the Lenders) paid or incurred by the Administrative Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrowers acknowledge and agree that from time to time the Administrative Agent may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to any Borrower’s and Guarantors’ assets for internal use by the Administrative Agent from information furnished to it by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement; provided that, if any Lender requests copies of any future similar Reports which the Administrative Agent has prepared, then the Administrative Agent will provide such reports to such Lender provided that such Lender has executed an indemnity agreement acceptable to the Administrative Agent. The Borrowers further acknowledge and agree that the Administrative Agent or any of its agents or representatives may conduct comprehensive field audits of its books, records, properties and assets and of the books, records properties and assets of each Subsidiary of the Company, including without limitation all Collateral subject to the Collateral Documents, at the Borrowers’ expense, provided that prior to the occurrence of a Default no more than one such comprehensive field audits shall be conducted in any fiscal year.
(ii) The Borrowers hereby further agree to indemnify the Administrative Agent, the Arranger and each Lender, and their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger or any Lender is a party thereto) which any of them may pay or incur at any time arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan or Facility Letters of Credit hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrowers under this Section 10.7 shall survive the termination of this Agreement.

10.8 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
10.09 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
10.10 Nonliability of Lenders. The relationship between the Borrowers and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of such Borrower’s business or operations. Each Borrower agrees that neither the Administrative Agent nor any Lender shall have liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a court of competent jurisdiction in a final and non-appealable order that such losses resulted from the gross negligence or willful misconduct of, or violation of applicable laws or any of the Loan Documents by, the party from which recovery is sought. Neither the Administrative Agent nor any Lender shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrowers in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
10.11 Confidentiality. (a) Each Lender agrees to hold any confidential information which it may receive from any Borrower pursuant to this Agreement in confidence, and will not disclose or use for any purpose other than its credit evaluation under this Agreement such confidential information, except for disclosure: (i) to any Transferee or prospective Transferee to the extent provided in Section 13.4; (ii) to legal counsel, accountants and other professional advisors to that Lender to the extent necessary to advise that Lender concerning its rights or obligations in respect of this Agreement; provided that such professional advisor agrees to hold any confidential information which it may receive in confidence and not to disclose or use such confidential information for any purpose other than advising that Lender with respect to its rights and obligations under this Agreement; (iii) to regulatory officials to the extent required by applicable law, rule, regulations, order, policy or directive (whether or not any such policy or directive has the force of law); and (iv) pursuant to any order of any court, arbitrator or Governmental Authority of competent jurisdiction (or as otherwise required by law); provided, however, that the Lender (or other Person given confidential information by such Lender) shall provide the Company with prompt notice of any such required disclosure so that the Company may seek a protective order or other appropriate remedy, and in the event that such protective order or other remedy is not obtained, such Lender (or such other Person) will furnish only that portion of the confidential information which is legally required. Without limiting Section 10.5, the Borrowers agrees that the terms of this Section 10.11 shall set forth the entire agreement between the Borrowers and each Lender (including the Administrative Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 10.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information. Notwithstanding anything herein to the contrary, confidential information shall not include, and each party to any of the Loan Documents and their respective Affiliates (and the respective partners, directors, officers, employees, advisors, representatives and other agents of each of the foregoing and their Affiliates) may disclose to any and all Persons, without limitation of any kind, (i) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (ii) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Persons referred to above, and it is hereby confirmed that each of the Persons referred to above has been authorized to make such disclosures since the commencement of discussions regarding the transactions contemplated hereby.
(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.11(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
10.12 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Loans provided for herein.
10.13. USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrowers pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for a Borrower: When a Borrower opens an account, if a Borrower is an individual, Administrative Agent and the Lenders will ask for such Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow Administrative Agent and the Lenders to identify such Borrower, and, if such Borrower is not an individual, Administrative Agent and the Lenders will ask for such Borrower’s name, tax identification number, business address, and other information that will allow Administrative Agent and the Lenders to identify such Borrower. Administrative Agent and the Lenders may also ask, if a Borrower is an individual, to see such Borrower’s driver’s license or other identifying documents, and, if a Borrower is not an individual, to see such Borrower’s legal organizational documents or other identifying documents.

ARTICLE XI
THE ADMINISTRATIVE AGENT
Each of the Lenders and each of the Issuers hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents (which include without limitation any of the Administrative Agent’s Affiliates) appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs and other provisions of this Article VIII shall apply to any such sub-agents (which include without limitation any of the Administrative Agent’s Affiliates) and to the Related Parties of the Administrative Agent and any such sub-agent mutatis mutandis, and shall apply to their respective activities in connection with the administration and syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Without limiting the foregoing, the Administrative Agent designates JPMCB Canada to perform its duties and exercise its rights and powers with respect to Loans and Borrowings made to any Canadian Borrower and as a party to this Agreement, and as an Issuing Bank with respect to Letters of Credit issued for the account of any Canadian Borrower, and the Administrative Agent designates London Administrative Office to perform its duties and exercise its rights and powers with respect to Loans and Borrowings made to any Foreign Subsidiary Borrower (other than the Canadian Borrower), and as an Issuing Bank with respect to Letters of Credit issued for the account of any Foreign Subsidiary Borrower (other than the Canadian Borrower). The Administrative Agent may from time to time change any such designations and add any Affiliates of the Administrative Agent as parties hereto for purposes of performing the duties and exercise the rights and powers of the Administrative Agent hereunder with respect to Loans and Borrowings denominated in Agreed Foreign Currencies.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuers and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuers, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

None of the Lenders identified in this Agreement as a Syndication Agent, Documentation Agent, Joint Arranger or Joint Bookrunner shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as a Syndication Agent, Documentation Agent, Joint Arranger or Bookrunner (sole or joint), as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.
Except with respect to the exercise of setoff rights of any Lender, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Borrower or Guarantor or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.
The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
The Administrative Agent is hereby authorized on behalf of all the Lenders, without the necessity of any further consent from any Lender, from time to time, to take any action with respect to the Collateral or the Collateral Documents which may be necessary (i) to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents; (ii) to release portions of the Collateral from the security interests and liens imposed by the Collateral Documents in connection with any dispositions of such portions of the Collateral permitted by this Agreement; and (iii) to take all action contemplated by the Collateral Documents. In the event that the Company desires to sell or otherwise dispose of any assets and such sale or disposition is permitted by this Agreement, the Administrative Agent shall release such portions of the Collateral from the security interests and liens imposed by the Collateral Documents, release any Guarantor from its Guaranty if such Guarantor is being sold and release any Foreign Subsidiary Borrower from its obligations under any Loan Documents if such Foreign Subsidiary Borrower is being sold (and including, without limitation, the release any pledge of any Capital Stock of such Foreign Subsidiary Borrower), in each case as may be specified by the Company in order for the Company or its Subsidiaries to consummate such proposed sale or disposition. For purposes of the preceding sentence, the Administrative Agent shall be entitled to conclusively assume that any such sale or disposition is permitted by this Agreement if (i) it receives a written certificate from the Company stating that such sale or disposition is permitted by this Agreement at least five Business Days prior to such sale or disposition and (ii) it has distributed such certificate to the Lenders at least four Business Days prior to such sale or disposition and has not received a written notice entitled “Objection to Disposition” from any Lender objecting to such sale or disposition (any stating the reasons for such objection) at one Business Day prior to the date of such proposed sale or disposition. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrowers on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instructions as shall be necessary or appropriate to effect the purposes of the Collateral Documents. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrowers or Guarantors on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders in writing.

ARTICLE XII
SETOFF; ADJUSTMENTS AMONG LENDERS
12.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of any Borrower may be offset and applied toward the payment of the Obligations owing to such Lender by such Borrower.
12.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Obligations owing from a Borrower (other than payments received pursuant to Section 3.1, 3.2, 3.4, 3.6 or 10.7) in a greater proportion than that received by any other Lender on its Obligations owing from such Borrower, such Lender agrees, promptly upon demand, to purchase a portion of the Advances to such Borrower held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Advances to such Borrower. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Aggregate Credit Exposure (in accordance with the formula set forth in the next sentence). In addition to the equalization accomplished by the first two sentences of this Section 12.2, if any Lender receives the proceeds of any Collateral upon and during the continuance of any Default, including without limitation in connection with any enforcement of remedies hereunder, in a greater proportion (based on the ratio of such Lender’s Aggregate Credit Exposure (as calculated in U.S. Dollars based on the U.S. Dollar Equivalent of such amount on the date of acceleration of the Obligations pursuant to Section 8.1) to the sum of the Aggregate Credit Exposure of all Lenders (as calculated in U.S. Dollars based on the U.S. Dollar Equivalent of such amount on the date of acceleration of the Obligations pursuant to Section 8.1)) than that received by any other Lender, such Lender and all other Lenders agree to purchase participation interests in other Lenders’ Aggregate Credit Exposure and/or take such other reasonable actions and make such other equitable adjustments among the Lenders as reasonably agreed to by the Lenders, to ensure that each Lender receives its proportionate share (based on its U.S. Dollar Equivalent share of the Aggregate Credit Exposure of all Lenders) of all such proceeds of Collateral. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XIII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
13.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns, except that (i) the Borrowers shall not have the right to assign their rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 13.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrowers or the Administrative Agent, assign all or any portion of its rights under this Agreement, and the Loan Documents to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat the payee of any Loan Document as the owner thereof for all purposes hereof unless and until such payee complies with Section 13.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of any of the Advances or a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of any of the Advances or a holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

13.2 Participations.
13.2.1 Permitted Participants; Effect. Subject to Section 13.4, any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Obligations owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Obligations or Note for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests (including without limitation payments with respect to Non-Excluded Taxes), and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
13.2.2 Voting Rights. Except in the case of a participation to an Affiliate of such Lender, each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Obligations or Commitment in which such Participant has an interest which would require the consent of all Lenders under Section 8.2.1.
13.2.3 Benefit of Setoff. The Borrowers agree that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender.
13.3 Assignments.
13.3.1 Permitted Assignments. Subject to Section 13.4, any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks, finance companies, insurance companies or other financial institutions or funds that are engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business or any other entity (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit G hereto (an “Assignment”) or in such other form as may be agreed to by the parties thereto. The consent of the Administrative Agent, any Issuer and the Company shall be required prior to an assignment becoming effective, provided that the consent of the Company shall not be unreasonably withheld or delayed and shall not be required upon and during the continuance of any Default or if such assignment is to another Lender or to an Affiliate of a Lender or an Approved Fund. No such assignment may be made to a manufacturing company or any of its Affiliates which is a direct competitor of the Company, unless a Default has occurred under Section 7.6. The Purchaser, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its related parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. Each such assignment shall be in an amount not less than $5,000,000 and a multiple of $1,000,000, provided that, except in the case of the assignment of the entire Commitment, the remaining Commitment of such assigning Lender shall not be less than $5,000,000, unless each of the Company and the Administrative Agent otherwise consent. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
13.3.2 Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment, together with any consents required by Section 13.3.1, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (provided that such fee shall not be required if such assignment is to an existing Lender or an Affiliate thereof), and such assignment shall become effective on the effective date specified in such Assignment. The Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Company, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitments and Advances assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.2, the transferor Lender, the Administrative Agent and the Company shall make appropriate arrangements so that replacement Notes, if applicable, are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment. Upon the request of the Administrative Agent and such Purchaser, the Borrowers will take or cause to be taken such other action, if any, as may be required by applicable law to effect such assignment.
13.4 Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Company and its Subsidiaries, provided that each Transferee and prospective Transferee agrees to be bound by Section 10.11.
13.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof (in the case of a Transferee which is a Lender to the Company), or of the jurisdiction in which a Foreign Subsidiary Borrower is located (in the case of a Transferee which is a Lender to such Foreign Subsidiary Borrower), the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.6.

ARTICLE XIV
NOTICES
14.1. Notices; Effectiveness; Electronic Communication
(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
(i) if to a Borrower, at its address or telecopier number set forth on the signature page hereof;
(ii) if to the Administrative Agent, at its address or telecopier number set forth on the signature page hereof;
(iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b) Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE XV
COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrowers, the Administrative Agent and the Lenders.
ARTICLE XVI
CHOICE OF LAW, CONSENT TO JURISDICTION,
WAIVER OF JURY TRIAL, JUDGMENT CURRENCY
16.1 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.
16.2 WAIVER OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
16.3 Submission To Jurisdiction; Waivers. (a) Each Borrower hereby irrevocably and unconditionally:
(i) submits for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, and each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, provided that nothing in this Agreement shall affect any right that the Administrative Agent, any Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction;
(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company or such Foreign Subsidiary Borrower, as the case may be, at the address specified in Section 14.1, or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.
(b) Each Foreign Subsidiary Borrower hereby irrevocably appoints the Company as its agent for service of process in any proceeding referred to in Section 16.3(a)(i) and agrees that service of process in any such proceeding may be made by mailing or delivering a copy thereof to it care of Company at its address for notices set forth in Section 14.1.
16.4 Acknowledgments. Each Borrower hereby acknowledges that:
(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b) none of the Administrative Agent or any Lender has any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.
16.5 Power of Attorney. Each Foreign Subsidiary Borrower hereby grants to the Company an irrevocable power of attorney to act as its attorney-in-fact with regard to matters relating to this Agreement and each other Loan Document, including, without limitation, execution and delivery of any amendments, supplements, waivers or other modifications hereto or thereto, receipt of any notices hereunder or thereunder and receipt of service of process in connection herewith or therewith. Each Foreign Subsidiary Borrower hereby explicitly acknowledges that the Administrative Agent and each Lender have executed and delivered this Agreement and each other Loan Document to which it is a party, and has performed its obligations under this Agreement and each other Loan Document to which it is a party, in reliance upon the irrevocable grant of such power of attorney pursuant to this subsection. The power of attorney granted by each Foreign Subsidiary Borrower hereunder is coupled with an interest.
16.6 Judgment. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, under applicable law that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.
(b) The obligation of each Borrower in respect of any sum due from it to any Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Applicable Agreed Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in the Judgment Currency such Lender may in accordance with normal banking procedures purchase the Applicable Agreed Currency with the Judgment Currency; if the amount of Applicable Agreed Currency so purchased is less than the sum originally due to such Lender in the Applicable Agreed Currency, such Borrower agrees notwithstanding any such judgment to indemnify such Lender against such loss, and if the amount of the Applicable Agreed Currency so purchased exceeds the sum originally due to any Lender, such Lender agrees to remit to such Borrower such excess.

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

MYERS INDUSTRIES, INC

By:	/s/ Donald A. Merril
	Print Name:	Donald A. Merril
	Title:	Senior Vice President, Chief Financial Officer and Corporate Secretary

Address for notices:
1293 South Main Street
Akron, Ohio 44307
Attention: Donald A. Merril, Senior Vice President, Chief Financial Officer and Corporate Secretary
Telecopy No. 330-761-6156
Telephone: 330-761-6303
e-mail: dmerril@myersind.com

Foreign Subsidiary Borrowers:

MYE CANADA OPERATIONS INC.

By:	/s/ Donald A. Merril
	Print Name:	Donald A. Merril
	Title:	Vice President and Chief Financial Officer

Address for notices:
1293 South Main Street
Akron, Ohio 44307
Attention: Donald A. Merril, Senior Vice President, Chief Financial Officer and Corporate Secretary
Telecopy No. 330-761-6156
Telephone: 330-761-6303
e-mail: dmerril@myersind.com

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Dana J. Moran
	Print Name:	Dana J. Moran
	Title:	Vice President

JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION, TORONTO BRANCH, as the
Affiliate designated by JPMorgan Chase Bank,
National Association to make Pro Rata Foreign
Currency Loans to the Canadian Borrowers on its behalf

By:	/s/ Dana J. Moran
	Print Name:	Dana J. Moran
	Title:	Vice President

Address for notices: 10 S. Dearborn, 7th Floor Chicago, Illinois 60601 Attention: Sabana Johnson Telecopy No. 888-292-9533 Telephone: 312-385-7102 e-mail: jpm.agency.servicing.4@jpmchase.com

For matters relating to the Eurocurrency
Payment Office of the Administrative Agent
(excluding Advances to the Canadian Borrower):
J.P. Morgan Europe Limited
Loans Agency
125 London Wall, London EC2Y 5AJ
Attention: Agency Services Group
Telecopy No. +44 20 7777 2360
Telephone: +44 20 7777 2352

For matters relating to Advances to the Canadian Borrower: JPMorgan Chase Bank, N.A., Toronto Branch 200 Bay Street, Floor 18, Toronto, ON M5J 2J2 Telephone: 416-981-9200 Telecopy: 416-981- 2375

KEYBANK NATIONAL ASSOCIATION, as a Syndication Agent and as a Lender

By:	/s/ Brian P. Fox
	Print Name:	Brian P. Fox
	Title:	Vice President

RBS CITIZENS, N.A., as a Documentation Agent and as a Lender

By:	/s/ Joshua Botnick
	Print Name:	Joshua Botnick
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Documentation Agent and as a Lender

By:	/s/ Elizabeth Eaton
	Print Name:	Elizabeth Eaton
	Title:	Vice President

PNC BANK, N.A.

By:	/s/ Valerie A. Geiger
	Print Name:	Valerie A. Geiger
	Title:	Senior Vice President

PNC BANK CANADA BRANCH, as the Affiliate designated by PNC Bank, N.A. to make Pro Rata Foreign Currency Loans to the Canadian Borrowers on its behalf

By:	/s/ Mike Danby
	Print Name:	Mike Danby
	Title:	Assistant Vice President

FIFTH THIRD BANK

By:	/s/ Roy C. Lanctot
	Print Name:	Roy C. Lanctot
	Title:	Vice President

FIRST MERIT BANK, N.A.

By:	/s/ Robert G. Morlan
	Print Name:	Robert G. Morlan
	Title:	Senior Vice President

EXHIBIT A
PRICING SCHEDULE
The Applicable Margin for Eurodollar Loans and Eurocurrency Loans, the Facility Fee payable pursuant to Section 2.5 and the Letter of Credit Fee payable pursuant to Section 2.15.6 shall, subject to the last sentence of this Exhibit A, be determined in accordance with the grid set forth below based on the Company’s Leverage Ratio in effect from time to time.
Grid (in basis points)
Pricing Matrix (in basis points)

Applicable
Eurodollar/Eurocurrency
	Leverage	Margin for Loans and Letter
Level	Ratio	of Credit Fees	Floating Rate Margin	Facility Fee
I	≥ 3.00:1.0	175.0 b.p.	75.0 b.p.	50.0 b.p.

II	≥ 2.50:1.0 but <3.00:1.0	150.0 b.p	50.0 b.p.	50.0 b.p.

III	≥ 2.00:1.0 but < 2.50:1.0	130.0 b.p.	30.0 b.p.	45.0 b.p.

IV	≥ 1.50:1.0 but < 2.00:1.0	110.0 b.p.	10.0 b.p.	40.0 b.p.

V	≥ 1.00:1.0 but < 1.50:1.0	90.0 b.p.	0.0 b.p.	35.0 b.p.

VI	< 1.00:1.00	70.0 b.p.	0.0 b.p.	30.0 b.p.
The Applicable Margin, the Facility Fee and the Letter of Credit Fee shall be adjusted (upward or downward), if necessary, 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company and 105 days after the end of each fiscal year of the Company, in each case based on the Leverage Ratio as of the end of such fiscal quarter or fiscal year, as the case may be. The pricing as of the Effective Date shall be as set forth in Level III.